UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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TRONOX LIMITED
(Name of Registrant as Specified In Its Charter)

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TRONOX LIMITED 1 Brodie Hall Drive Bentley, WA, Australia 6102

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date and Time	Wednesday, May 20, 2015, at 9:00 a.m., U.S. Eastern Daylight Time

Place	Stamford Marriott Hotel 243 Tresser Boulevard Stamford, CT 06901, USA

Items of Business	(1)	Election of Class A Directors and Class B Directors
	(2)	Ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm
	(3)	Advisory vote on executive compensation
	(4)	Receipt and consideration of Annual Financial Report for year ended December 31, 2014 and reports of the directors and auditors thereon
	(5)	Such other business that may properly come before the Annual Meeting

Record Date	May 18, 2015, at 5:00 p.m., U.S. Eastern Daylight Time

Proxies	Each shareholder may appoint a proxy or attorney to attend the Annual Meeting and vote on the shareholder’s behalf. A shareholder entitled to cast two or more votes at the Annual Meeting is entitled to appoint two proxies. The shareholder may specify the proportion or number of votes that the proxy may exercise. A proxy need not be a shareholder of the Company.

An appointment of a proxy or an attorney is not effective unless (i) in the case of a proxy, the proxy appointment form and, if it is signed or otherwise authenticated by the shareholder’s attorney, the authority under which the appointment is signed (or a certified copy of the authority); or (ii) in the case of an attorney, the power of attorney (or certified copy of it) is received by the Company no later than 11:59 p.m., U.S. Eastern Daylight Time, on May 19, 2015, either by online submission to the Company’s proxy tabulator, mail to 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA, or 1 Brodie Hall Drive, Technology Park, Bentley, Western Australia, Australia, 6102 or faxed to +1 (203) 705-3703 (USA) or +61 (0) 8 9 365-1390 (Australia).

A body corporate which is a shareholder, or which has been appointed as a proxy, may appoint an individual to act as its representative at the Annual Meeting. The representative should bring to the Annual Meeting evidence of his or her appointment, including any authority under which it is signed, unless it has previously been given to the Company.

Richard L. Muglia
Senior Vice President,
General Counsel and Secretary
April 13, 2015

IMPORTANT NOTICE REGARDING THE AVAILAIBILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY MAY 20, 2015

This Notice of Annual Meeting and Proxy Statement and the 2014 Annual Report is available at
https://materials.proxyvote.com/Q9235V.
Except as stated otherwise, information on our website is not part of this Proxy Statement.

PROXY SUMMARY

We provide below highlights of certain information in this proxy statement. As it is only a summary, please review the complete proxy statement before you vote.

2014 Performance Highlights

The Company’s results for 2014 reflect continued challenging market conditions. Prices for both mineral sands and TiO2 pigment remained soft, as was volume for mineral sands, compared to the prior year. Volume for TiO2 increased from 2013 levels.

•	We had total revenue of $1,737 million and adjusted EBITDA of $353 million for 20 percent adjusted EBITDA margin, with a gross margin of 12 percent up from 10 percent in prior year;
•	Our shareholders were paid dividends totaling $117 million in 2014;
•	Our construction of the new Fairbreeze mine in South Africa progressed and is on schedule to begin operations in late 2015;
•	We re-priced our existing $1.5 billion Term Loan, lowering our interest rate by 50 basis points;
•	We continued to invest in sustainable technologies such as a new cogeneration plant in South Africa to drive efficiency gains while reducing our environmental impact;
•	Our supply chain and procurement team obtained more than $22 million in annual cost savings; and
•	On April 1, we acquired the Alkali Chemicals business of FMC Corporation for a cash transaction of $1.64 billion, bringing more stable and higher margin and accretive revenue and EBITDA to the Company.

Meeting Agenda Items

Proposal 1—Election of Class A and Class B Directors

Holders of Class A Shares are being asked to elect six directors, and holders of Class B Shares are being asked to elect three directors. Each of our current directors is standing for reelection to hold office until the next annual meeting of shareholders or until his successor is duly elected and qualified.

PROXY SUMMARY

SUMMARY INFORMATION ABOUT OUR DIRECTORS

	AGE(1)	DIRECTOR SINCE	CURRENT OCCUPATION	INDEPENDENT	COMMITTEE MEMBERSHIPS
CLASS A DIRECTORS					A	HRC	CG	NSC
Thomas Casey	63	2011	Chairman and CEO, Tronox Limited
Andrew P. Hines	75	2011	Principal, Hines & Associates	X	C
Wayne A. Hinman	68	2011	Former Vice President and General Manager, Worldwide Merchant Gases, Air Products & Chemicals, Inc.	X		M	C	C
Peter Johnston	64	2012	Global Head of Nickel Assets, Glencore	X			M	M
Ilan Kaufthal	67	2011	Chairman, East Wind Advisors	X	M	M	M	M
Jeffry N. Quinn	56	2011	Chairman, Quinpario Aquisition Corp. 2	X		C
CLASS B DIRECTORS
Daniel Blue	62	2012	Former Senior Commercial Partner, Holding Redlich	X	M	M	M
Wim de Klerk	51	2012	Finance Director, Exxaro Resources
Sipho Nkosi	60	2012	CEO, Exxaro Resources
(1)	As of May 20, 2015
A	Audit Committee	NSC	Nominating Sub Committee
HRC	Human Resources and Compensation Committee	C	Chair
CG	Corporate Governance Committee	M	Member

SUMMARY INFORMATION ABOUT OUR 2014 BOARD AND COMMITTEE MEETINGS

	MEMBERS	INDEPENDENCE	MEETINGS
Full Board	9	67%	9
Audit	3	100%	8
Human Resources and Compensation	4	100%	4
Corporate Governance	4	100%	3
Nominating Subcommittee	3	100%	1

VOTING RECOMMENDATIONS

Proposal 1(a)—Election of Class A Directors

Each Class A Director nominee is elected annually by holders of Class A Shares.

PROPOSAL 1(a) RECOMMENDATION: Our board recommends a vote FOR the election of the Class A Director nominees.

See “Proposal 1—Election of Class A Directors and Class B Directors—Proposal 1(a)” for more information.

Proposal 1(b)—Election of Class B Directors

Each Class B Director nominee is elected annually by the holders of Class B Shares.

We expect the holders of our Class B Shares to reelect each of the Class B Directors at the Annual Meeting.

See “Proposal 1—Election of Class A and Class B Directors—Proposal 1(b)” for more information.

Proposal 2—Ratification of Existing Independent Registered Public Accounting Firm

The accounting firm of PricewaterhouseCoopers LLP ("PwC") has been selected as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015. Although the selection of accounting firms does not require ratification as the shareholders have previously approved such appointment, the Board of Directors has directed that the appointment of PwC be submitted to the

PROXY SUMMARY

shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance. A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

PROPOSAL 2 RECOMMENDATION: Our board recommends a vote FOR this proposal.

See “Proposal 2—Ratification of Existing Independent Registered Public Accounting Firm” for more information.

Proposal 3—Advisory Approval of Our Executive Compensation (Say on Pay)

We are asking shareholders to approve on an advisory basis our Named Executive Officer compensation. We hold this advisory vote on an annual basis. The next such advisory vote will be at the 2016 annual meeting.

PROPOSAL 3 RECOMMENDATION: Our board recommends a vote FOR this proposal.

See “Proposal 3—Advisory Vote on Executive Compensation (“Say-on-Pay”)” for more information.

TRONOX LIMITED

1 Brodie Hall Drive
Bentley, Western Australia, 6102, Australia
PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2015

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tronox Limited (the “Board of Directors” or the “Board”) for use at our 2015 Annual Meeting of Shareholders. In this proxy statement, references to “Tronox,” the “Company,” “we,” “us,” or “our” and similar expressions refer to Tronox Limited and “Annual Meeting” refers to the annual general meeting of the shareholders of Tronox Limited, unless the context of a particular reference provides otherwise. In the proxy statement references to “shares” refer to ordinary shares of Tronox Limited, including Class A ordinary shares (“Class A Shares”) and Class B ordinary shares (“Class B Shares”).

2015 Annual Meeting Date and Location

Tronox’s 2015 Annual Meeting will be held at the Stamford Marriot Hotel, 243 Tresser Boulevard, Stamford, Connecticut 06901, USA on Wednesday, May 20, 2015 at 9:00 a.m., U.S. Eastern Daylight Time, or at such other time and place to which the Annual Meeting may be adjourned. For directions to the Annual Meeting, contact us at +1 (203) 705-3800. References in this proxy statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

These materials were first sent or made available to shareholders on, or about, April 13, 2015. If you previously chose to receive proxy material by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

If your ordinary shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the registered shareholder of record, and we are sending this proxy statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a Proxy Card for you to use.

Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

GENERAL INFORMATION

Each registered shareholder will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “street-name” shareholders who receive multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares.

Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold Tronox Limited ordinary shares on behalf of their beneficial owners may not give a proxy to Tronox Limited to vote those shares with respect to any proposals other than Proposal 2, the ratification of our existing independent registered public accounting firm, without specific voting instructions from such beneficial owners, as none of these other matters to be voted upon at the Annual Meeting are considered routine matters under the New York Stock Exchange (“NYSE”) Rule 452 and brokers, banks and other nominees do not have discretionary voting power for such non-routine matters. Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to Tronox Limited or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.

Procedural Matters

Only holders of shares as of 5:00 p.m., U.S. Eastern Daylight Time, on May 18, 2015 will be entitled to attend and to vote at the Annual Meeting. As of March 31, 2015, there were 65,537,665 Class A Shares outstanding and 51,154,280 Class B Shares outstanding. Holders of Class A Shares and Class B Shares can vote on all the proposals except that only holders of Class A Shares can vote on the election of Class A Directors and only holders of Class B Shares (currently, Exxaro Resources Limited) can vote on the election of Class B Directors. Each of our Class A Shares and our Class B Shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.

Voting Procedures

Registered Shareholders: Registered shareholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., U.S. Eastern Daylight Time, on May 19, 2015.

By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope to Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or Tronox Limited, 1 Brodie Hall Drive, Technology Park, Bentley, Western Australia, Australia, 6102. All mailed votes must be received prior to 11:59 p.m., U.S. Eastern Daylight Time, on May 19, 2015.

By Fax. You may indicate your vote by completing, signing and dating your proxy card and returning it by fax to +1 (203) 705-3703 (USA) or +61 (0) 8 9 365-1390 (Australia). All faxed votes must be received prior to 11:59 p.m., U.S. Eastern Daylight Time, on May 19, 2015.

GENERAL INFORMATION

“Street-name” Shareholders: Shareholders whose shares are held in “street-name” by a broker or other nominee may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

In Person with a Proxy from the Record Holder. A street-name shareholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Tabulation of Votes

Votes cast by proxy or in person at the meeting will be tabulated by a proxy tabulator.

Quorum Requirements and Effect of Abstention and Broker Non-Votes

A shareholder present in person, or by proxy, attorney or representative at the Annual Meeting, who abstains from voting on any or all proposals will be included in the determination of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are “non-routine” matters under NYSE rules except ratification of our existing independent registered public accounting firm (Proposal 2). Our Constitution requires that a quorum of shareholders—the holders of a majority of outstanding shares—be present or represented by proxy to conduct business at the Annual Meeting. Holders of Class A Shares and Class B Shares are counted together to determine whether a quorum is present.

Although abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum, they will not be counted as votes in favor of or against the election of the director nominees or other proposals. Accordingly, a depository cannot cast a vote in favor of or against the election of director nominees absent instruction from the underlying beneficial owner.

Revocation of Proxies

Holders of ordinary shares can revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Submitting another timely, later-dated proxy by mail;
•	Delivering timely written notice of revocation to our Secretary; or,
•	Attending the Annual Meeting and voting in person.

If your ordinary shares are held beneficially in street-name, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

GENERAL INFORMATION

Vote Confidentiality

Tronox has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims or as otherwise required by law.

Annual Meeting Admission

Attendance at the Annual Meeting is limited to shareholders (or their proxies, attorneys or representatives) and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 8:00 a.m., U.S. Eastern Daylight Time, on May 20, 2015, and you will be asked to present a valid picture identification and proof of Tronox share ownership as of the record date. If you hold Tronox shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the record date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m., U.S. Eastern Daylight Time, on May 19, 2015 to our Company’s address set forth on page 1 of the Notice of Annual General Meeting of Shareholders. If you plan to attend as a representative of a body corporate you must bring evidence of appointment to the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

Tronox’s business and affairs are managed under the direction of our Board of Directors, which is currently comprised of nine members. The size of our board shall not be less than three, and for so long as the Class B Voting Interest is at least ten percent, the number of Directors must be nine, three of whom are Class B Directors elected by the holder of our Class B Shares. Under our Constitution, all elected directors will become eligible for reelection at the next Annual Meeting. Only holders of our Class A Shares are entitled to vote on Proposal 1(a). Only holders of our Class B Shares are entitled to vote on Proposal 1(b). Our Constitution requires that directors be elected by a plurality of votes.

Proposal 1(a)

Class A Directors

Nominees for election as Class A Directors this year are Thomas Casey, Andrew P. Hines, Wayne A. Hinman, Peter Johnston, Ilan Kaufthal and Jeffry N. Quinn. These nominees have been nominated by the Corporate Governance Committee in accordance with our Constitution.

Each of the nominees is to be elected by a plurality of votes of the Class A Shares at the Annual Meeting to hold office until their successors are duly named and qualified at the next Annual Meeting. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on the proxy. All the nominees are current directors. Your Board of Directors recommends a vote FOR these nominees by holders of Class A Shares. Class A Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.

We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve at the time the election occurs, proxies may be voted for the election of a substitute nominee.

Our Board recommends a vote for the election to the Board of each of the following nominees:

NAME	AGE(1)	POSITION
Thomas Casey	63	Chairman of the Board
Andrew P. Hines	75	Director
Wayne A. Hinman	68	Director
Peter Johnston	64	Director
Ilan Kaufthal	67	Director
Jeffry N. Quinn	56	Director

   (1) As of May 20, 2015

Set forth below is a description of the backgrounds of the nominees for Class A Directors. Unless otherwise indicated below, each of our directors joined the Tronox Limited Board on June 15, 2012 upon completion of merger transactions (the “Transaction”) with Exxaro Resources Limited (“Exxaro”). There are no family relationships among any of our directors.

Thomas Casey

Thomas Casey has served as Chairman of the Board and Chief Executive Officer of Tronox Limited since June 15, 2012 and served as Chairman of Tronox Incorporated since February 2011 and as Chief Executive Officer of Tronox Incorporated since October 2011. Mr. Casey served as Chief Executive Officer of Integra Telecom, Inc. from February 2011 until October 2011 when Mr. Casey assumed the position of Chief Executive Officer of Tronox Incorporated. He has previously served as Chairman of the Board of Integra Telecom between December 2009 and February 2011, Chief Executive Officer and Director of Current Group LLC between September 2006 and February 2011, Chairman of the Board of Pacific Crossing Ltd., as Chief Executive Officer and Chairman of the Board of Choice One Communications, Inc., and as Chief Executive Officer and Director of One Communication Corp and of Global Crossing Ltd. Mr. Casey was a managing director of Merrill Lynch & Co, and was a partner at Skadden, Arps, Slate, Meagher & Flom LLP and at Mintz, Levin, Cohn, Ferris, Glovsky

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

and Popeo, P.C. He also had various positions in the United States Government, including in the Antitrust Division of the U.S. Department of Justice. Mr. Casey graduated with honors from Boston College and The George Washington University, National Law Center. Mr. Casey brings to the Board significant insight into, and understanding of, complex transactions and business operations, including with respect to the banking, legal, and operational aspects thereof.

Andrew P. Hines

Andrew P. Hines has been a director of Tronox Limited since June 15, 2012 and was a director of Tronox Incorporated from February 2011. Mr. Hines is currently a principal of Hines & Associates, a financial management consulting firm which he has led since 2006. He had been Executive Vice President/Chief Financial Officer of Sonar Entertainment between June 2011 and June 2014. The company develops, produces and distributes original made-for-television movies and mini-series. From September 2009 to June 2010, Mr. Hines served as Executive Vice President/Chief Financial Officer of World Color Press Inc. (formerly, Quebecor World), a company which provided high-value and comprehensive print, digital, and related services to businesses worldwide. From October 2005 to September 2006, he served as Vice President and Chief Financial Officer of GenTek, Inc., a manufacturer of industrial components and performance chemicals. Mr. Hines is also a director of C&D Technologies, Inc. and he is Chairman of that company’s Audit Committee. From November 2003 to 2007, Mr. Hines served as a director and Chairman of the Audit Committee of Superior Essex, Inc. Mr. Hines brings to the board in-depth financial experience and highly valued senior leadership experience including public company director experience. Because of his accounting background and extensive financial experience, Mr. Hines has been named Chairman of our Audit Committee, as well as the “Audit Committee financial expert,” as defined by the applicable rules of the SEC. He is a member of the American Institute and New York Society of Certified Public Accountants.

Wayne A. Hinman

Wayne Hinman has been a director of Tronox Limited since June 15, 2012 and was a director of Tronox Incorporated from February 2011. Mr. Hinman brings to the board a wealth of expertise in the chemicals and energy sectors, core business and leadership skills and public company director experience. He has served in various positions at Air Products & Chemicals, Inc. during his 33 year career, including President of Asia, and most recently V.P. and GM of the worldwide merchant gases business, a $2.5 billion business. He also has served as a director on numerous joint venture boards within the industrial gases business, most recently, as Chairman of Air Products South Africa and a member of the board of INOXAP in India. Mr Hinman also served as a member of the board of directors of American Ref-fuel, Pure Air USA, and Taylor-Wharton International. Mr Hinman served in the United States Air Force achieving the rank of Captain. He received his MBA from Virginia Polytechnic Institute and completed the Harvard AMP program.

Peter Johnston

Peter Johnston has been a director since August 1, 2012. He was appointed Global Head of Nickel Assets for Glencore in May 2013. Prior to his current role he was Managing Director and Chief Executive Officer of Minara Resources Pty Ltd from 2001 to 2013. He is Vice Chairman of the Nickel Institute; past Chairman of the Minerals Council of Australia; past President of the Chamber of Minerals & Energy (WA); and past Vice President of the Australian Mines and Metals Association. Mr. Johnston also is currently a director of Silver Lake Resources Limited (ASK:SLR). He formerly was employed by WMC Ltd between 1993 and 2001, during which he held the position of Executive General Manager with responsibility over nickel and gold operations, Olympic Dam Operations, Queensland Fertilizers Ltd., and human resources. Mr. Johnston brings to the board extensive senior management, operating, and leadership experience through his business career in the mining industry.

Ilan Kaufthal

Ilan Kaufthal has been a director of Tronox Limited since June 15, 2012 and was a director of Tronox Incorporated from February 2011. He is Chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education and information industries. Mr. Kaufthal is currently a director of Quinpario Acquisition Corp 2 (NASDAQ:QPACU), a blank check company formed for the purpose of entering into a business combination; Cambrex Corporation (NYSE: CBM), a supplier to the pharmaceutical industries; and Blyth, Inc (NYSE: BTH), a multilevel marketing company based in Greenwich, Connecticut. Earlier in his

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

career, he was Vice Chairman of Investment Banking at Bear Stearns & Co., Vice Chairman and Head of Mergers and Acquisitions at Schroder & Co., and SVP and CFO at NL Industries. Mr. Kaufthal is a graduate of Columbia University and the New York University Graduate School of Business Administration. Mr. Kaufthal brings to the board his business acumen and financial, investment, core business, and leadership skills.

Jeffry N. Quinn

Jeffry N. Quinn has been a director of Tronox Limited since June 15, 2012 and was a director of Tronox Incorporated from February 2011. Mr. Quinn is Chairman and Chief Executive Officer of The Quinn Group LLC, a diversified holding company with investments in the industrial, active lifestyle, and entertainment sectors and Quinpario Partners LLC, an investment and operating firm in the performance materials and specialty chemical sectors. From August 2013 to June 30, 2014, Mr. Quinn was President, CEO and Chairman of Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.)(NASDAQ: JASN), a global industrial manufacturing company. Mr. Quinn is currently Chairman of Jason Industries, Inc. Mr. Quinn is former Chairman, CEO and President of Solutia Inc., a NYSE-listed global performance materials and specialty chemical company. Joining Solutia in 2001 as Senior Vice President, General Counsel and Secretary, he became CEO and President of the company in 2004 and Chairman in 2006. He served in those capacities until Solutia was sold to Eastman Chemical Company in July 2012. Previously, Mr. Quinn was an executive officer of Premcor Inc., at that time one of the nation’s largest independent oil refiners, and Arch Coal, Inc., the nation’s second-largest coal producer. Mr. Quinn currently serves as a member of the board of directors of W.R. Grace & Co. (NYSE:GRA), a leading global supplier of catalysts, engineered and packaging materials and specialty construction chemicals and building materials and Ferro Corporation (NYSE: FOE), a global supplier of technology-based performance materials and chemicals for manufacturers. Mr. Quinn is also the Chairman of the Board of Quinpario Acquisition Corp. 2 (NASDAQ:QPACU), a blank check company formed for the purpose of entering into a business combination. Mr. Quinn was previously a director of Tecumseh Products Co. and MEMC Electronic Materials, Inc. Mr. Quinn received a bachelor’s degree in Mining Engineering and a Juris Doctorate degree from the University of Kentucky. Mr. Quinn brings to the board his core business and leadership skills, his global chemical company experience, and his experience leading a highly regulated, global business in rapidly changing markets, as well as his public company director experience.

Proposal 1(b)

Class B Directors

The following directors serve as Class B Directors, elected by Exxaro Resources Limited, the sole holder of our Class B Shares. Each of Daniel Blue, Wim de Klerk and Sipho Nkosi has been nominated for reelection as a Class B Director in accordance with our Constitution. We expect the holders of our Class B Shares to reelect each of the Class B Directors at the Annual Meeting.

NAME	AGE (1)	POSITION
Daniel Blue	62	Director
Wim de Klerk	51	Director
Sipho Nkosi	60	Director

   (1) As of May 20, 2015

Daniel Blue

Daniel Blue has been a director of Tronox since June 2012. Mr. Blue was a senior commercial partner at Australian law firm Holding Redlich. He was the corporate and commercial group leader in the firm’s Melbourne office and head of its national energy and resources practice. Mr. Blue has worked around the globe including in United Kingdom, Australia, South Africa and Asia. He currently serves on the board of directors of Business for Millennium Development Ltd. He previously served as a director of Lynas Gold N.L. and Acclaim Exploration N.L. Mr. Blue also served as the Chairman of the Acclaim board of directors. Mr. Blue holds bachelor’s degrees in law and economics and a master’s degree in business administration from the University

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

of Western Australia. Mr. Blue brings to the board more than 25 years of experience as an advisor, business strategist and negotiator for major mergers and acquisitions and other complex corporate and commercial matters.

Wim de Klerk

Wim de Klerk has been a director of Tronox since June 2012. He is the Finance Director of Exxaro Resources and serves on Exxaro’s board of directors. Mr. de Klerk joined Iscor Ltd., a predecessor company of Exxaro in 1996, where he served on the executive management team. In that capacity, he was responsible for strategy and continuous improvement, divesting non-core assets, and managing the Grootegeluk coal mine. In 2001, the mining division of Iscor was spun off under the name Kumba Resources. At Kumba Mr. de Klerk was responsible for managing the mineral sands commodity business. In 2006, Mr. de Klerk was named the Finance Director of Exxaro Resources, which was established when the company was spun off from Kumba. Mr. de Klerk is a chartered accountant and member of South African Institute for Chartered Accountants. He holds a Bachelor of Commerce degree from the University of Pretoria. Mr. de Klerk brings to the board his in-depth experience in the financial and mining industry, as well as his experience developing business strategies.

Sipho Nkosi

Sipho Nkosi has been a director of Tronox since June 2012. Mr. Nkosi is the Chief Executive Officer of Exxaro Resources and serves on Exxaro’s board of directors. He began his career as a market analyst with Ford Motor Company South Africa in 1980 after which he was appointed as marketing coordinator at Anglo American Coal in 1986. He joined Southern Life Association as senior manager, strategic planning in 1992 and the following year accepted the position of marketing manager, new business development at Trans-Natal Coal Corporation, which later became Ingwe Coal Corporation. Mr. Nkosi joined Asea Brown Boveri (South Africa) Ltd. in 1997 as Vice President Marketing and ABB Power Generation in 1998 as Managing Director. He was the founder and chief executive officer of Eyesizwe Holdings and following its merger with Kumba’s non-iron ore resources was appointed Chief Executive Officer of the renamed entity Exxaro Resources Limited in 2007. Mr. Nkosi holds a Bachelor of Commerce degree from the University of Zululand, an Honors degree in Commerce (Economics) from the University of South Africa and a Master of Business Administration from the University of Massachusetts in the United States. Mr. Nkosi brings to the board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The listing standards of the NYSE, as well as our Corporate Governance Guidelines, require that a majority of our Board of Directors be comprised of independent directors. For a director to be considered independent under these standards:

•	The director must meet the bright–line independence tests under the listing standards of the NYSE; and
•	The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

The board has adopted additional categorical standards which provide that certain relationships will not be considered material relationships that would impact a director’s independence. These categorical standards are part of our Corporate Governance Guidelines and can be accessed under the “Investor Relations” and “Corporate Governance” sections of our website at www.tronox.com.

Based on these standards, our board has affirmatively determined that all of the current directors, except for Mr. Casey, Mr. de Klerk and Mr. Nkosi, are independent. The board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted the Tronox Code of Business Conduct and Ethics that applies to all of the Company’s employees, including our principal executive officer, principal financial officer and principal accounting officer, and our Board of Directors. The Code of Business Conduct and Ethics is available on the Company’s website at www.tronox.com. If the Company makes any substantive amendments to the Business Code of Conduct and Ethics or grants any waiver from a provision of the Business Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on our website.

BOARD MEETINGS AND COMMITTEES

During the last full fiscal year, the Board of Directors held a total of nine meetings. All directors (except Messr. Quinn) attended at least 75 % of the aggregate of the meetings of the Board of Directors and the committees of the Board of Directors on which they served that were held during the aforementioned period. Messr. Quinn, who is a Class A Director, attended 69% of the aggregate of the meetings of the Board of Directors and the committees of the Board of Directors on which he serves. However, Messr. Quinn attended 100% of the in-person meetings of the Board of Directors and the committees of the Board of Directors on which he serves. The Company encourages all incumbent directors and nominees for director to attend the Annual Meeting. All Directors attended the 2014 Annual Meeting.

The Board of Directors has established three committees: a corporate governance committee, a human resources and compensation committee and an audit committee. In addition, the Company has a nominating committee which is a subcommittee of the corporate governance committee. Each such committee is governed by a written charter, and a current copy of each such charter is available to our shareholders at www.tronox.com. During the fiscal year ended December 31, 2014, there have been eight meetings held by the audit committee, four meetings held by the human resources and compensation committee and three meetings held by the corporate governance committee. The nominating subcommittee held one meeting in 2014. The table below provides current membership and fiscal year 2014 meeting information for each of the board committees.

NAME	AUDIT	HUMAN RESOURCES AND COMPENSATION	CORPORATE GOVERNANCE	NOMINATING SUB COMMITTEE
Thomas Casey*
Daniel Blue	•	•	•
Andrew P. Hines	Δ
Wayne A. Hinman		•	Δ	Δ
Peter Johnston			•	•
Ilan Kaufthal	•	•	•	•
Jeffry N. Quinn		Δ
*	Chairman of the Board
Δ	Chair
•	Member

Corporate Governance Committee and Nominating Subcommittee

The corporate governance committee assists the Board of Directors with respect to: (a) the organization and membership and function of the Board of Directors, (b) corporate governance principles applicable to the Company and (c) the Company’s policies and programs that relate to matters of corporate responsibility. The committee reviews and makes recommendations to the Board of Directors regarding the composition of the Board of Directors, structure, format and frequency of the meetings. The corporate governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The nominating subcommittee is comprised of Class A Directors, and is responsible for the nomination of Class A Directors to the Board.

Audit Committee

The primary responsibilities of the audit committee are to oversee the accounting and financial reporting processes of the Company as well as our affiliated and subsidiary companies, and to oversee the internal and external audit processes. The audit committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which is provided to shareholders and others, and the system of internal controls which management and the Board of Directors have established. The audit committee oversees the independent registered public accounting firm, including their independence and

BOARD MEETINGS AND COMMITTEES

objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and our independent registered public accounting firm. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The Company maintains an internal audit function to provide management and the audit committee with ongoing assessments of the Company’s risk management processes and system of internal control.

The audit committee is comprised of three members, each of whom was elected by the Board of Directors. Andrew Hines, because of his accounting background and extensive financial experience, meets the NYSE listing standard of having accounting or related financial management expertise and the SEC’s definition of an “audit committee financial expert.” Each of the other members of our audit committee has financial management experience or is financially literate. Each committee member meets the additional independence requirements for members of an audit committee in the NYSE Corporate Governance Rules.

Human Resources and Compensation Committee

The human resources and compensation committee administers our executive compensation program and assists our Board of Directors in fulfilling its oversight responsibilities with respect to the compensation we pay to our executive officers and our non-employee directors. Among its other duties, the human resources and compensation committee:

•	Evaluates and determines the salary, incentives and benefits making up the total compensation of our Chief Executive Officer and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•	Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units and other long-term equity awards for our executive officers and approves all grants made to the executive officers;
•	Reviews and approves the annual corporate goals and objectives of our Chief Executive Officer; and,
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.

Each member of the human resources and compensation committee is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Human Resources and Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2014, none of our human resources and compensation committee members (i) has ever been an officer or employee of our Company, or (ii) is or was a participant in a “related person” transaction in fiscal year 2014. During the fiscal year ended December 31, 2014, no executive officer of our Company served on the compensation committee (or its equivalent) or board of directors of any company that has an executive officer that serves on our Board of Directors or our human resources and compensation committee.

BOARD MEETINGS AND COMMITTEES

Board Leadership Structure

Chairman of the Board of Directors

The Chairman of the Board of Directors position is currently held by our Chief Executive Officer, Thomas Casey. Given the geographic range of our operations and the structure of our ownership, the Board believes this is a position that demands an individual with strong leadership skills and a comprehensive knowledge of our Company. Our Board of Directors believes it should appoint the best person for the job in this position, regardless of whether that person is someone who is currently serving, or has previously served, as one of our executive officers, and the Board believes Mr. Casey possesses the necessary attributes to best serve in this position. Our Board of Directors recognizes that, given the dynamic environment in which we operate, the right Board of Director leadership structure may vary as circumstances warrant.

The Board of Directors of the Company’s predecessor considered its leadership structure in October 2011 in connection with the resignation of our former Chief Executive Officer and again in June 2012 in connection with our merger with Exxaro’s mineral sands business, and determined that in order to fully implement the integration of our mineral sands and pigment businesses and the equity ownership that resulted therefrom, combining the roles of Chairman and Chief Executive Officer was optimal. Although Mr. Casey is not considered an independent director, this leadership structure is optimal for us because it provides us with consistency and continuity at the senior board leadership level.

Our Board of Directors believes that our current leadership structure, when combined with the functioning of the independent director component of our Board of Directors and our overall corporate governance structure, creates an appropriate balance between strong and consistent leadership and independent oversight of our business.

Directors meet in executive session at each Board of Directors meeting, held in person. At these executive sessions the directors review among other things the performance of the Company’s management. In the fiscal year 2014, the directors met in executive session five times.

The Company’s Corporate Governance Guidelines, a copy of which is available on our website at http://investor.tronox.com/governance.cfm, sets forth the policy and procedure with respect to meetings of non-management directors and the role of lead directors at such executive sessions, including the procedure by which a lead director is chosen.

The Board’s Role in Risk Oversight

Our Board of Directors administers its risk oversight function directly and through its various committees. Our Board of Directors’ role in our Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our Company, including operational, financial, competitive, management retention and legal risks. Our Board of Directors routinely discusses with senior management our major risk exposures, their potential financial impact on our Company, and the steps (both short-term and long-term) we take to manage them. While our Board of Directors is ultimately responsible for risk oversight at our Company, our Board of Directors’ committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our audit committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management and their adequacy and effectiveness. Our audit committee routinely discusses with senior management and our independent registered public accounting firm any financial risk exposures, including risks related to financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies and credit and liquidity matters, steps taken to manage those exposures and our Company’s risk tolerance in relation to our overall strategy. Our human resources and compensation committee also assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. In addition, our corporate governance committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk assessment and management in a general manner and

BOARD MEETINGS AND COMMITTEES

specifically the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Indemnification of Officers and Directors

Except as set forth below, there is no provision in any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability which he/she may incur in his/her capacity as such.

Subject to, and so far as permitted by the Australian Corporations Act, the Constitution (i) requires Tronox Limited to indemnify every officer of Tronox Limited and its related bodies corporate against a liability incurred as such an officer to any person (other than to Tronox Limited or a related entity of Tronox Limited), unless the liability arises out of conduct involving a lack of good faith, and (ii) permits Tronox Limited to make a payment in respect of legal costs incurred by an officer or employee in defending an action for a liability incurred as such an officer or employee or in resisting or responding to actions taken by a government agency or a liquidator.

Tronox Limited has entered into or will enter into Deeds of Indemnity, Access and Insurance (“Deeds of Indemnity”) with each of its directors to, among other things, give effect to these rights.

Directors and officers of the Company are covered by an insurance policy. Tronox Limited will insure against amounts that it may be liable to pay to directors, secretaries, officers or certain employees pursuant to the Constitution, the Deeds of Indemnity or that Tronox Limited otherwise agrees to pay by way of indemnity. Tronox Limited will pay premiums for this “Directors and Officers” insurance (“D&O Insurance”). The insurance policy also will insure directors, secretaries, officers and some employees against certain liabilities (including legal costs) they may incur as officers or employees of Tronox Limited. The Deeds of Indemnity will provide that, subject to the Australian Corporations Act, during the director’s term of office as an officer of Tronox Limited (or as an officer or trustee of a corporation or trust of which the director is appointed or nominated an officer or trustee by Tronox Limited or a wholly owned subsidiary of Tronox Limited) and for seven years after the director ceases to hold such office, Tronox Limited must use its best efforts to effect and maintain D&O Insurance covering the director.

There are certain provisions of the Australian Corporations Act that restrict Tronox Limited from indemnifying officers in certain circumstances. These provisions are described below.

Australian Law

Australian Corporations Act

Section 199A(1) of the Australian Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	A liability owed to the company or a related body corporate;
•	A liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act; or,
•	A liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	In defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2); or,

BOARD MEETINGS AND COMMITTEES

•	In defending or resisting criminal proceedings in which the person is found guilty; or,
•	In defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or,
•	In connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	Conduct involving a willful breach of duty in relation to the company; or,
•	A contravention of the officer’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	A director or secretary;
•	A person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;
•	A person who has the capacity to significantly affect the company’s financial standing; and,
•	A person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Insurance

The directors and officers of Tronox Limited are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by Tronox Limited.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors (including any presiding independent director), any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management independent directors, any individual directors or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Tronox Limited, c/o Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA with a request to forward the same to the intended recipient. To communicate with the Board of Directors electronically, shareholders and other interested parties should go to our website at www.tronox.com. Under the heading “Investor Relations – Corporate Governance – Contact the Board” you will find an on-line form that may be used for writing an electronic message to the Board of Directors. In general, all communications delivered to the Company’s Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

EXECUTIVE OFFICERS

The following sets forth certain information about our executive officers.

NAME	AGE (1)	POSITION
Thomas Casey	63	Chairman of the Board and Chief Executive Officer
Jean-François Turgeon	49	Executive Vice President and President, Tronox Titanium Dioxide
Edward T. Flynn	57	Executive Vice President and President, Tronox Alkali
Katherine C. Harper	52	Senior Vice President, Chief Financial Officer
Richard L. Muglia	64	Senior Vice President, General Counsel and Secretary
John D. Romano	50	Senior Vice President and Chief Commercial Officer, Tronox Titanium Dioxide
Willem Van Niekerk	55	Senior Vice President, Strategic Planning and Business Development
Kevin V. Mahoney	60	Vice President and Controller
(1)	As of May 20, 2015

Executive Officers

Set forth below is a description of the backgrounds of our executive officers. Each of our officers except Mr. Turgeon, Mr. Flynn, Ms. Harper, Mr. Muglia and Mr. Mahoney joined Tronox Limited on June 15, 2012 upon completion of the Transaction. Mr. Mahoney joined the Company on November 12, 2012. Mr. Muglia joined the Company as Deputy General Counsel on February 4, 2013. Ms. Harper joined the Company on September 16, 2013, Mr. Turgeon joined the Company as of January 1, 2014 and Mr. Flynn joined the Company as of April 1, 2015. There are no family relationships among any of our executive officers.

Thomas Casey
Chairman of the Board and Chief Executive Officer

Mr. Casey’s biographical information is set forth under the caption “—Election of Class A Directors and Class B Directors,” above.

Jean-François Turgeon
Executive Vice President

Mr. Turgeon has been our Executive Vice President with responsibility for global production and marketing of titanium dioxide since January 2014. Prior to joining Tronox, Mr. Turgeon worked for Rio Tinto Group for 24 years, serving most recently as the managing director of its titanium dioxide business. He is also the former chairman of Richards Bay Mineral in South Africa and Rio Tinto, Fer et Titane, in Canada. Mr. Turgeon holds a Bachelor’s degree in chemical engineering from Université Laval and a Master’s degree in hydrometallurgy from McGill University.

Edward T. Flynn
Executive Vice President

Mr. Flynn is Executive Vice President and President, Tronox Alkali. Prior to joining Tronox, Mr. Flynn served as President FMC Minerals. He was previously President, Industrial Chemicals Group. Before that he was the General Manager, Alkali Chemicals Division for FMC Corporation. Mr. Flynn joined FMC in 1981 as a process engineer and spent his first 13 years in various manufacturing disciplines and locations, culminating with plant management. He then returned to Philadelphia as Venture Manager for FMC’s implementation of SAP and was named Chief Information Officer in 2001. Mr. Flynn is also currently Chairman and a member of the Board of Directors for the American Natural Soda Ash Corporation (ANSAC).

Katherine C. Harper
Senior Vice President, Chief Financial Officer

Ms. Harper joined Tronox on September 16, 2013. Prior to joining Tronox, Ms. Harper served as the chief financial and business development officer of Rio Tinto’s diamonds and minerals group. She previously held finance and business transformation roles in Rio Tinto’s mining and alternative energy units. Earlier in her career she worked for 12 years in senior finance posts with the Gulbrandsen Group, a privately held chemical manufacturing company, and the General Chemical Corporation. She began her career as a financial analyst within the power systems group of the Westinghouse Electric Corporation. Ms. Harper holds Bachelor of Science and Master of Industrial Administration degrees from Carnegie Mellon University.

EXECUTIVE OFFICERS

Richard L. Muglia
Senior Vice President, General Counsel and Secretary

Mr. Muglia has been our Senior Vice President, General Counsel and Secretary since March 1, 2014 and our Deputy General Counsel since February 2013. Prior to that he was a partner at Skadden, Arps, Slate, Meagher, & Flom LLP, the international law firm, since 1994 and has more than 30 years of legal experience. Mr. Muglia is a graduate of Williams College and holds a Master of Public Health degree from Yale University. He received his law degree from Columbia University.

John D. Romano
Senior Vice President and Chief Commercial Officer

Mr. Romano has been our Senior Vice President and Chief Commercial Officer of titanium dioxide since October 2014. Before that he served as our Senior Vice President and President, Pigment and Electrolytic Operations from June 15, 2012 to October 2014; the Executive Vice President of Tronox Incorporated since January 1, 2011 and Vice President, Sales and Marketing of Tronox Incorporated since January 2008. Mr. Romano was an executive officer of Tronox Incorporated during its bankruptcy proceedings, from which it emerged in 2011. Before that he served as Vice President, Sales for Tronox Incorporated from 2005 to January 2008; Vice President, Global Pigment Sales for Tronox LLC from January 2005 to November 2005; Vice President, Global Pigment Marketing for Tronox LLC from 2002 to 2005 and Regional Marketing Manager for Tronox LLC from 1998 to 2002. Mr. Romano holds a Bachelor’s degree in Accounting from Oklahoma State University.

Willem Van Niekerk
Senior Vice President, Strategic Planning and Business Development

Dr. Van Niekerk has served as our Senior Vice President, Strategic Planning and Business Development since June 15, 2012. Prior to joining Tronox Limited upon completion of the Exxaro transaction, he served as the Executive General Manager of Corporate Services for Exxaro, which includes the mineral sands business, since May 2009, where he was responsible for Exxaro’s technology, research and development, information management and supply chain management departments. Prior to that, he served as Manager of Growth for Exxaro’s mineral sands and base metals business and as General Manager for Marketing and Business Development for Exxaro’s mineral sands and base metals business. Dr. Van Niekerk co-managed the Tiwest Joint Venture from 2006 to 2008. He oversaw the design and development of the titanium smelting technology for the slag furnaces at KZN Sands. Dr. Van Niekerk has a PhD in pyrometallurgy from the University of Pretoria.

Kevin V. Mahoney
Vice President and Controller

Mr. Mahoney has served as our Vice President and Controller since November 12, 2012. He has responsibility over financial reporting and plays a leading role in the analysis and presentation of key financial data. Prior to joining Tronox, Mr. Mahoney was Senior Vice President and Corporate Controller for specialty chemicals producer Chemtura Corporation. Prior to joining Chemtura Corporation in October 2006, he served for 18 years with American Express Company, where his most recent position was Senior Vice President, Corporate Reporting, responsible for financial reporting globally. He joined American Express in 1988 as Vice President of Financial Reporting and Analysis for travel-related services, was appointed Senior Vice President of Global Business Management and Analysis in 1995 and Controller, Western Hemisphere, in 2000. He previously was a senior manager with KPMG LLP. Mr. Mahoney holds a Bachelor of Science degree in accounting from St. Peter’s College in New Jersey and an M.B.A. in financial management from Pace University in New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of shares of Tronox Limited as of March 31, 2015 by:

•	Each current director of Tronox Limited;
•	The current Chief Executive Officer and each named executive officer;
•	All persons currently serving as directors and executive officers of Tronox Limited, as a group; and,
•	Each person known to us to own beneficially 5.0% or more of any class of Tronox Limited’s outstanding shares.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules and regulations. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Tronox Limited shown as beneficially owned by them. The table is based on 65,537,665 Class A Shares and 51,154,280 Class B Shares issued as of March 31, 2015. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us. Unless otherwise noted below, the address for each beneficial owner listed in the table below is: c/o Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF CLASS OWNED	% OF TOTAL OWNED
Class B Shares
Exxaro Resources Limited Roger Dyason Road Pretoria West 0182 South Africa	51,154,280	100.0%	43.8%
Class A Shares
5% Owners
The Vanguard Group (1)	3,724,528	5.7%	3.2%
Fine Capital Partners L.P. (2)	3,660,810	5.6%	3.1%
BlackRock Inc. (3)	3,342,867	5.1%	2.9%
Named Executive Officers and Directors (4)
Thomas Casey	1,158,185	1.8%	*
John D. Romano	287,443	*	*
Willem Van Niekerk	190,424	*	*
Jean-Francois Turgeon	147,795	*	*
Katherine C. Harper	75,362	*	*
Ilan Kaufthal	74,163	*	*
Andrew P. Hines	70,763	*	*
Wayne A. Hinman	59,163	*	*

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF CLASS OWNED	% OF TOTAL OWNED
Jeffry N. Quinn	40,163	*	*
Wim de Klerk	31,548	*	*
Daniel Blue	26,548	*	*
Peter Johnston	26,548	*	*
Sipho Nkosi	26,548	*	*
All Executive Officers and Directors as a group (15 persons)	2,341,826	3.6%	2.0%

* Less than 1.0%

(1)	Information regarding the Vanguard Group is based solely on the Amendment to the 13G filed with the SEC on February 10, 2015 for the calendar year ended on December 31, 2014. The Vanguard Group has the sole power to vote or direct to vote 87,076 of the Class A Shares, the sole power to dispose of or to direct the disposition of 3,643,252 Class A Shares and the shared power to dispose or to direct the disposition of 81,276 Class A Shares. The address of the Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(2)	Information regarding Fine Capital Partners L.P. is based solely on the Amendment to the 13G filed with the SEC on February 17, 2015 for the calendar year ended December 31, 2014. Fine Capital Partners L.P. has the shared power to vote or direct to vote 3,660,810 of the Class A Shares and the shared power to dispose or to direct the disposition of 3,660,810 of the Class A Shares. The address of Fine Capital Partners L.P. is 590 Madison Avenue, 27th Floor, New York, New York 10022.
(3)	Information regarding BlackRock Inc. is based solely on the 13G filed with the SEC on February 3, 2015 for the calendar year ended December 31, 2014. Blackrock Inc. has the sole power to vote or direct to vote 3,192,366 of the Class A Shares and the sole power to dispose or to direct the disposition of 3,342,867 of the Class A Shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, New York 10022.
(4)	Shares listed for each Executive Officer and Director includes: (i) shares owned by the individual; (ii) restricted stock units; and (iii) shares subject to options that are exercisable within 60 days of March 31, 2015. Restricted share units include: Thomas Casey, 255,400; John D. Romano, 51,631; Willem Van Niekerk, 51,379; Jean-Francois Turgeon, 116,892; Katherine C. Harper, 51,631; Wim De Klerk, 15,523; Sipho Nkosi, 15,523 and 618,523 for all Executive Officers and Directors as a group. Shares subject to options that are exercisable within 60 days include: Thomas Casey, 185,802; John D. Romano, 85,233; Willem Van Niekerk, 85,190; Jean-Francois Turgeon, 11,111; Katherine C. Harper, 8,964 and 408,190 for all Executive Officers and Directors as a group.

EXECUTIVE COMPENSATION

For the purposes of this Executive Compensation discussion, unless otherwise stated or the context otherwise requires, references to “the Company,” “we,” “us,” “our” and “Tronox” refer to Tronox Limited and its subsidiaries collectively.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation paid to each of Tronox Limited’s named executive officers (“NEOs”) identified in the Summary Compensation Table. This discussion should be read in conjunction with the executive compensation tables beginning with the Summary Compensation Table for Year-Ended December 31, 2014.

Executive Compensation Highlights

•	The only guaranteed component of our CEO’s pay is his base salary.
•	We require our executive officers to reach competitive stock ownership requirements within a five-year period.
•	We have a recoupment or “clawback” policy for our senior executives allowing the Company to recoup their cash-based annual and share-based long-term incentives in the event that any financial results are subsequently restated.
•	We passed our first say-on-pay vote in 2013 with 99.1% positive votes and our second vote in 2014 with 99.4% positive votes.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate talented executives, and to align the objectives of our executives with our shareholders’ expectations of increased value. In support of these objectives, our executive compensation program is intended to:

•	Provide competitive levels of total compensation for our executives;
•	Reward the achievement of specific annual, long-term and strategic company goals and specific individual goals set for each executive;
•	Align our executive’s interests with those of our shareholders through equity-based awards and by rewarding performance based upon established goals, with the ultimate objective of improving shareholder value; and,
•	Motivate our executives and other employees to achieve superior results.

Setting Executive Compensation

Elements of Compensation

The human resources and compensation committee (“HRCC”) determines all components of executive compensation and will consider the following elements to promote our pay-for-performance philosophy and compensation goals and objectives:

•	Base salary;
•	Annual cash incentive awards linked to both overall and individual performance;
•	Grants of long-term equity-based compensation, such as restricted shares and stock options;

EXECUTIVE COMPENSATION

•	Termination and change of control provisions; and,
•	Benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our shareholders.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial security, while motivating him or her to focus on business metrics that will produce a high level of short-term and long-term performance for Tronox that will create value for shareholders. Our compensation mix, which includes short- and long-term incentives as well as time and performance vesting features, is competitive and reduces the risk of recruitment of our top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term and long-term financial and stock performance. All incentives are aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market. For purposes of compensation competitiveness, the competitive market consists of our current peer group as described under “Other Compensation Practices—Market Competitiveness.”

Role of the Human Resources and Compensation Committee

The HRCC administers our executive compensation program and assists our Board of Directors in fulfilling its oversight responsibilities with respect to the compensation of executive officers and our non-employee directors. Among its other duties, the HRCC:

•	Evaluates and determines the salary, incentives, and benefits making up the total compensation of our Chief Executive Officer and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•	Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units, and other long-term equity awards for our executive officers and reviews and approves all grants made to the executive officers;
•	Reviews and approves the annual corporate goals and objectives of our Chief Executive Officer; and,
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.

The HRCC has targeted compensation at the median of benchmark statistics provided by our independent compensation consultant (described below) for each element of total compensation (base, annual incentive and long-term incentives). The actual pay level for each executive officer may vary from these targeted levels based on experience, the scope and complexity of his or her role, job performance and company performance. The compensation of our Chief Executive Officer must also be reviewed by the non-employee, independent members of the Board of Directors. When making recommendations with respect to our executive officers other than our Chief Executive Officer, the HRCC considers the recommendations made by the Chief Executive Officer and his evaluation of the other executive officers’ performance.

Elements considered by the HRCC and our Chief Executive Officer when reviewing our performance include: stock price, our performance as measured against the performance goals established for the previous year, non-controllable events that may impact our performance, attainment of significant non-financial milestones and any other factors or goals it determines to be relevant to measuring our performance. The individual performance of our executive officers is measured against individual performance goals that were set for each executive officer by our CEO.

EXECUTIVE COMPENSATION

The HRCC has analyzed and continues to monitor whether our compensation practices with respect to executive officers or any of our employees create incentives for risk-taking that could harm Tronox or its business. Our compensation programs and policies mitigate risk and guard against undue risk-taking through careful balancing of short-term and long-term incentive compensation opportunities and by employing different and diverse performance measures in each compensation plan. The combination of performance measures for annual bonuses and the equity compensation programs as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to company performance. The HRCC has determined that none of our compensation practices creates a risk that is reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Consultant

The HRCC has engaged Lyons, Benenson & Company Inc. (“LBC”) as its compensation consultant, to provide information to the HRCC to assist it in making determinations regarding our compensation programs for executives and non-employee directors. Our compensation consultant provides the HRCC with among other things, a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics, program design advice and an independent review of compensation proposals developed by management. In carrying out its assignments, LBC may also interact with management when necessary and appropriate. LBC may, in its discretion, meet with management regarding its consulting work prior to presentation to the HRCC in order to confirm alignment with our business strategy, and identify data questions or other similar issues, if any. A representative from LBC attended all HRCC meetings in 2014 and performed no other services for the Company or its management other than that described above. The HRCC has the sole authority to hire and terminate its consultant, approve its compensation, determine the nature and scope of its services, and evaluate its performance.

Role of our CEO and Management in Determining Performance

At the beginning of the year, the CEO recommends to the HRCC the objectives he believes should be achieved for the Company to be successful, based upon the approval of the Company’s annual budget. These objectives are used to measure the CEO’s performance during the year and include both financial and strategic measures. These goals are then approved by the HRCC at a meeting early in the year. In addition, some of these objectives are used by the HRCC in setting the metrics for the annual incentive plan. At an HRCC meeting early in the year, the CEO also recommends target compensation levels for annual and long-term awards for the executive officers other than himself.

At the end of the performance year, the CEO completes a self-evaluation of his own performance and reviews his evaluation with the HRCC. The full board also provides input on the CEO’s performance and submits this to the chairperson of the HRCC for consolidation. The HRCC consolidates all input and the Chairman of the HRCC and the Chairman of the Corporate Governance Committee discuss the Board’s assessment of the CEO’s performance. The HRCC also determines the incentive amount, long-term incentive award, and any base salary change for the CEO.

In addition, each executive officer completes a self-evaluation for his or her own performance and reviews his evaluation with the CEO. The CEO then summarizes these results and brings them to the HRCC along with his initial recommendation for each executive’s base salary increase, annual incentive award, and long-term incentive award. The CEO also receives market data and input from the Chief Human Resources Officer (“CHRO”). The HRCC will then determine the amounts for any base salary increase and annual and long-term incentive awards for each executive officer.

EXECUTIVE COMPENSATION

Components of Executive Compensation

The principal components of our executive compensation program and the purpose of each component are presented in the following table. As described above, we target the median of each element of direct compensation as compared to market data in the Towers Watson executive compensation survey as well as compared to our peer group as provided by LBC (as described under “Other Compensation Practices—Market Competitiveness”). We also provide additional benefits and perquisites to be competitive with local practices and with our peer group.

Component	Key Characteristics	Purpose	Principal 2014 Actions
Base Salary	• Fixed compensation.	• Intended to compensate executive officers for the responsibility of the position held.	• Annual merit increases of 3% given to each NEO other than our EVP.
• Reviewed annually and adjusted if needed based on performance and market comparison.
Annual Incentive Awards	• Variable compensation targeted as a percentage of base salary.	• Intended to motivate and reward executive officers for achieving short-term business objectives that drive overall performance.	• 2014 AIP payments for the NEOs ranged from 112% of target to 148% of target.
• Performance-based measured on corporate and business unit performance and levels of individual contributions.
Long-Term Incentive Awards	• Variable compensation targeted as a percentage of base salary.	• Intended to motivate and reward executive officers for achieving long-term business objectives that align with the interests of our shareholders.	• The NEOs received LTIP grants in February 2014 ranging from 153% to 430% of base salary.
	• Generally granted annually as a combination of stock options, time-based restricted shares/units, and performance-based restricted shares/units.		• Amounts actually earned will vary based on stock price and corporate performance.
• Our EVP also received equity awards upon his hire as defined in his employment agreement.
Limited Perquisites	• Financial counseling assistance valued at up to $10,000/year per executive officer.	• Intended to provide assistance to executives in making strategic decisions regarding their financial and tax arrangements.	• No significant changes to program in 2014.
Other Benefits	• Additional elements defined by local country practice including medical and other insurance benefits, pension or other long-term savings plans, and post-employment compensation.	• Intended to provide competitive benefits that promote employee health, financial security, and income security in the event of an executive’s involuntary termination.	• No significant changes to programs in 2014.

EXECUTIVE COMPENSATION

Base Salary

We consider base salary an element of total compensation that is tied to job responsibility and individual contributions to our success. Base salary is intended to be set at a level needed to attract and retain quality executive officers. While the HRCC uses benchmark statistics to guide it in its decisions regarding levels of base salary, it has considerable discretion and considers the experience, tenure and recent individual performance of our NEOs when making decisions regarding base salary. During 2014, after reviewing market data and the individual’s performance in the Company, the HRCC gave merit increases in line with those of other employees to each of the NEOs other than Mr. Turgeon. These increases helped to keep the employees’ salaries competitive in the market and engaged with the Company.

Annual Incentive Plan

For 2014, Tronox’s executive officers were eligible to receive cash awards under the 2014 Annual Incentive Plan. This plan is covered under the Tronox Limited Annual Performance Bonus Plan that was approved by shareholders in May 2013.

The size of the target incentive payable to each executive officer is set as a percentage of each executive officer’s base salary (the “Target Percentage”). The target incentive is paid for achieving the targeted objectives described below. The threshold level of performance pays 50% of target and achieving maximum performance pays 200% of target (300% for our CEO). The Target Percentage for our CEO is 150% of his base salary and the Target Percentage for the other NEOs range from 70% to 75% of base salary. The HRCC considers the input of our CEO and CHRO, LBC and benchmark statistics when setting the Target Percentage for each executive officer each year.

At the beginning of each year the HRCC establishes the performance goals and metrics under the Annual Incentive Plan and the portion of the incentive attributable to the achievement of each performance goal. These performance goals are tied to measures that the HRCC believes will benefit our shareholders the most. The overall Company goals for 2014 include adjusted EBITDA, safety, and strategic/people goals. In addition, each NEO has a portion of their incentive tied to individual performance. The components of annual incentive for each of the NEOs are as follows:

At the February 2015 HRCC meeting, our CEO presented the actual results for the Company and a discussion took place about the results. The actual 2014 results were as follows:

	Weighting	Target Goal (100% payment)	Actual Result	Payout Level	Weighted Payout
Adjusted EBITDA	70%	$ 330 mm	$ 353 mm	146%	102%
Safety	15%	DIR = 0.33	DIR = 0.36	0%	0%
Culture/People/Integration	15%	Meet defined goals	Met goals	100%	15%
				Total Payout	117%

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Adjusted EBITDA is defined consistently with the results shared publicly each quarter in our earnings announcement. Our safety metric is measured as the disabling injury rate for both Tronox employees and contractors per 200,000 hours worked. There was an accident involving the loss of one contractor’s life during the year at one of our locations and the overall result was below the target, therefore resulting in no payment in this area. The culture/people/integration metric is slightly broader and includes specific diversity workforce representation goals within certain countries and the implementation of specific global programs such as the CEO recognition program, learning and development programs, and performance differentiation.

The HRCC approved the overall results as described above with a 117% payout level.

We are not able to assess with certainty the degree of difficulty of achieving the targets, however we feel they were realistic. While our adjusted EBITDA target for 2014 was less than our actual adjusted EBITDA in 2013, this was based on the expected continued downcycle in our business.

The HRCC evaluated Mr. Casey’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. The HRCC determined that Mr. Casey performed exceptionally well on each of his objectives, particularly in achieving our financial objectives, restructuring our debt, enhancing the Company operationally through a large restructuring, and successfully winning the recent acquisition of FMC Alkali Chemicals. In recognition of his accomplishments, the HRCC determined that Mr. Casey warranted a maximum rating on his individual objectives, which resulted in a payment of 200% of target on that metric.

The final payments are determined by combining the overall Tronox results and the individual results along with other adjustments made by the HRCC. The award for 2014 performance for each NEO is shown below.

		Overall Tronox Results			Individual Performance
Executive	Target Award	Weighting	Result	Amount	Weighting	Result	Amount		Total Payment
T. Casey	$1,545,000	80%	117%	$1,448,592	20%	200%	$618,000		$2,066,592
K. Harper	$349,036	70%	117%	$286,349	30%	100%	$104,711		$391,060
J. Turgeon	$450,000	70%	117%	$369,180	30%	100%	$135,000		$504,180
J. Romano	$349,036	70%	117%	$286,349	30%	100%	$104,711		$391,060
W. Van Niekerk	$347,342	70%	117%	$284,959	30%	100%	$104,203	(1)	$514,162
P. Arran	$349,036	70%	117%	$286,349	30%	100%	$104,711		$391,060
(1)	Does not include an additional $125,000 awarded by the HRCC to Dr. Van Niekerk to offset certain unique tax liabilities.

Long-Term Incentive Program

We provide a long-term incentive opportunity to motivate and reward our executive officers for contributions in driving our overall performance. At the February 2014 HRCC meeting, the HRCC decided to eliminate performance-based units and replace them with additional time-based units for 2014 only. This change for 2014 was in recognition of the current down cycle of the TiO2 market, the fact that executives and employees still held substantial performance vested long term incentive compensation, and the need to ensure that we are able to retain our key employees during this uncertain period in which market forces beyond management’s control have adversely affected our Company. The Company changed the time-based awards from restricted shares to restricted share units to align all shares globally. Therefore, the 2014 grant consisted of a mix of stock options and time-based restricted share units. Previous performance grants continue to vest by linking a percentage of these incentives to the performance of our total shareholder return and return on capital employed. The performance shares and stock options link the payments received by the executive officers to other shareholders’ returns and motivates long-term financial performance. The amounts of the grants were determined using competitive market data. The Target LTIP award for our CEO, as defined in his employment agreement, was $3,000,000. The LTIP awards for the other awards are tied to a percentage of their base salary, which was equal to 150% for each of the other NEOs. Target percentage is defined as the initial grant value on the date of grant. Awards are provided under the Tronox Limited Management Equity Incentive Plan (the “Tronox Limited Equity Plan”).

EXECUTIVE COMPENSATION

In February 2014, the HRCC granted long-term incentives using a mix of stock option and time-based restricted share units to each of the NEOs. The annual grant to our NEOs was allocated as follows:

AWARD TYPE	PERCENTAGE
Stock Options	25%
Time-based Restricted Share Units	75%

Mr. Turgeon received an equity grant in January 2014 upon commencement of his employment by Tronox, which consisted of time-based restricted share units and performance-based restricted share units. All the terms and metrics were consistent with the grants to the other executive officers during 2013. Further details of this are described below in “Other Compensation Practices—Sign-on Incentives.”

The annual grant for Mr. Casey was defined in an amendment to his employment agreement as of February 22, 2013. The terms and metrics are consistent with the grants to the other executive officers except that the number of shares granted to Mr. Casey was based on the volume-weighted average price over the 30-day period preceding the date of grant. The grants for other executives are based on the actual closing price of a share of stock on the date of grant.

Details of the long-term incentives granted during 2014 are shown below:

•	Stock options provide value based solely on stock price appreciation. Grants have a term of 10 years and vest one-third on each of the first three anniversaries of the date of grant. The exercise price is based on the closing price of a share of our common shares on the date of grant.
•	Restricted share units (RSUs) provide value based on the New York Stock Exchange (NYSE) value of our shares without any discount reflecting the risk that some or all of granted performance vested shares will not vest. Restricted share units have previously been granted in countries where shares are taxed upon grant rather than upon vesting and in 2014 were granted consistently across all countries. The time-based restricted share units vest one-third on each of the first three anniversaries of the date of grant. Dividends are accrued for restricted share units and not paid until the shares vest.
•	Performance-based restricted share units provide value by linking the award payments to the long-term results of the Company. Mr. Turgeon was the only employee who received performance-based restricted share units during 2014. 50% of the performance-based restricted share units are tied to our ranking of total shareholder return versus our peer group over a three-year measurement period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable Total Shareholder Return (“TSR”) payout percentage. TSR payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
THREE-YEAR TOTAL SHAREHOLDER RETURN RANKING	PAYOUT PERCENTAGE
75th percentile (Maximum)	200%
50th percentile (Target)	100%
25th percentile (Threshold)	25%
Below 25th percentile	0%
•	The remaining 50% of performance-based restricted share units are tied to our return on capital employed over a three-year measurement period versus our weighted average cost of capital (“WACC”) over the same period. The actual number of units that will vest will be equal to the aggregate number of shares granted multiplied by the applicable Return on Capital Employed (“ROCE”) payout percentage. ROCE payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
THREE-YEAR RETURN ON CAPITAL EMPLOYED VERSUS WACC	PAYOUT PERCENTAGE
115% (Maximum)	200%
110% (Target)	100%
100% (Threshold)	25%
Below 100%	0%

EXECUTIVE COMPENSATION

In October 2014, the performance-based shares from the October 2011 grant to our CEO vested. The payout was calculated as follows:

•	47,130 shares were tied to Return on Invested Capital (“ROIC”). The shares would vest 100% if our ROIC equaled or exceeded our 3-year weighted average cost of capital (“WACC”) during the vesting period. If ROIC was less, than no shares would vest. Our ROIC was calculated at 29% versus our WACC of 10%, therefore all the shares vested.
•	47,125 shares were tied to Total Shareholder Return (“TSR”) as compared to our peer group of companies during the 3-year period. If TSR was equal to our greater than the 50th percentile of the peer group defined in his original employment agreement, then the shares would vest 100%. If TSR was less than 50th percentile, then no shares would vest. Our TSR was approximately at the 25th percentile and therefore these shares did not vest.

At its November 2014 meeting, the HRCC agreed to issue performance-based awards again for 2015. At its February 2015 meeting, the HRCC determined that the mix of the awards for 2015 will be 50% time-based RSUs and 50% performance-based RSUs; stock options would not be granted for 2015. 50% of the performance-based RSUs will be measured by comparing our ranking of total shareholder return versus that of a combination of the GICS Chemicals industry index and the GICS Metals & Mining industry index over a three-year measurement period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable TSR payout percentage. TSR payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.

Three-Year Total Shareholder Return Ranking	Payout Percentage
65th percentile (Maximum)	200%
50th percentile (Target)	100%
35th percentile (Threshold)	25%
Below 35th percentile	0%

The other 50% of performance-based RSUs will be measured by our return on capital employed over a three-year measurement period versus our WACC over the same period as described above for 2014.

Perquisites

Each executive officer is eligible to receive a financial counseling benefit. Under this plan, each executive officer will be eligible for up to $10,000 per year to assist with financial planning, estate planning, and tax preparation. Due to his complex international tax preparation for 2013, Dr. Van Niekerk was approved for tax assistance payments of up to an additional $30,000. Amounts paid pursuant to this plan are taxable to the executive and are included in the Summary Compensation Table in the All Other Compensation column.

During 2014, Mr. Turgeon spent a substantial amount of his time at our international locations. During some of this time, his wife traveled with him and the Company provided airfare and related living expenses for Mr. Turgeon’s wife to accompany him. The incremental cost to the company was $25,921.

In addition, Mr. Casey is eligible to use a Company-provided aircraft for personal use. All personal usage is taxable to Mr. Casey. We do not provide any other perquisites and typically only provide tax gross-ups for taxable relocation costs.

U.S. Savings & Retirement Plans

All our U.S. employees, including our U.S. executive officers, are eligible to participate in our savings plans. These plans are intended to provide our employees, including our executive officers, with the opportunity to save for retirement and have the Company contribute to these savings.

We sponsor a tax-qualified retirement savings plan (the “Savings Plan”) pursuant to which all our U.S.-based employees, including our U.S. based executive officers, are able to contribute the lesser of up to 85% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. During 2014, the Company matched 100% of the first 6% of pay that each employee contributed. In addition, there was a discretionary profit sharing Company contribution to the Savings Plan of 6% of employee’s eligible

EXECUTIVE COMPENSATION

compensation. All contributions to the Savings Plan, as well as any Company matching contributions, are fully vested upon contribution. For employees hired after January 1, 2012, the vesting period for profit sharing contributions is three years.

In addition to the Savings Plan, U.S. executive officers and certain other eligible executives can participate in a nonqualified retirement savings plan (the “Savings Restoration Plan”). Pursuant to the Savings Restoration Plan, the Company will contribute at the appropriate level to the Savings Restoration Plan on a before-tax basis any amounts that would be provided under the Savings Plan but for limitations imposed by the Internal Revenue Code on qualified retirement plans. Also, U.S. executive officers and certain other eligible executives can participate in a nonqualified deferred compensation plan, which allows deferral of up to 20% of base salary and annual bonus.

Tronox also sponsors a qualified defined benefit retirement plan (the “Qualified Plan”) for its U.S. employees, which was frozen in April 2009, following Tronox Incorporated’s filing for Chapter 11 bankruptcy protection. As part of Tronox’s Plan of Reorganization, the Qualified Plan is frozen going forward and the Savings Plans are our sole employee retirement plans. Mr. Romano is the only NEO participating in this plan as described in the Pension Benefits as of December 31, 2014 table.

South Africa Savings Plans

Certain South African employees are eligible to participate in the Exxaro Pension and Provident Funds. Both of these funds are defined contribution plans. The employee contributes 7% of eligible earnings tax- free to the Pension Fund and the Company contributes 10% of eligible earnings tax-free to the Provident Fund. There is no option to withdraw the money until the employee leaves the Company’s employment.

Other Compensation Practices

Market Competitiveness

Our executive compensation program is designed to be competitive within the various marketplaces in which we compete for employees. The HRCC annually reviews the competitiveness of each executive’s compensation as it compares to our peer group.

During 2013, the HRCC asked LBC to review the peer group to determine if there were any additional peer companies from the metals and mining industry that should be included. LBC began with 335 companies and through a series of eliminations narrowed the list to 24 companies and recommended the inclusion of three new companies in the peer group. These three were chosen because they met four additional criteria: three-year total return above the Chemicals GICS median, exceed Chemical GICS median in two of three key performance areas, international revenues greater than the Chemicals GICS median, and measured above the Chemical GICS median in two of three key balance sheet items. In addition, due to changes in some of the current peers, it was recommended that three companies be removed. These three either did not have a TiO2 business or have sold or spun-off their pigment businesses during the year. The HRCC, at its December 2013 meeting, approved these recommendations and the new 2014 peer group shown below:

Albemarle Corp.	Cliffs Natural Resources, Inc.	IAMGOLD Corp	Walter Energy, Inc.
Cabot Corp.	Cytec Industries Inc.	Kronos Worldwide, Inc.	Yamana Gold Inc.
Celanese Corp.	Eastman Chemical Company	Southern Copper Corp.
Chemtura Corp.	Huntsman Corp.	Teck Resources Ltd.

This new peer group will be used for comparative performance measurement for any 2014 LTIP performance awards as well as for comparison data for other compensation and performance metrics beginning in 2014.

LBC conducted an analysis during 2014 for the HRCC of our executives’ compensation in comparison to the proxy data for the current peer group. As part of this analysis, each individual compensation component was reviewed as was aggregate compensation, and were compared to the 50 th percentile of the peer group. The total target compensation for our named executive officers was generally at the median of the peer group target compensation.

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Stock Ownership Guidelines

Beginning in December 2012, the HRCC approved stock ownership guidelines that ensure that executives are aligned with the interests of our shareholders by requiring them to hold significant levels of Company stock. All shares owned outright and 60% of time-based restricted shares count towards share ownership. Executives have five years to reach their ownership guidelines. Currently 40% of our active NEOs, including our CEO, have met their ownership requirements. The ownership guidelines are presented as a percentage of base salary as follows:

POSITION	PERCENTAGE OF BASE SALARY
Chief Executive Officer	500%
Executive Officers	300%
Other Direct Reports to the CEO	100%

Compensation Recoupment Policy

At the January 2013 HRCC meeting, a recoupment or “clawback” policy was introduced and approved for executives, including all the NEOs. This policy allows for clawback of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

Sign-on Incentives

On January 1, 2014, Tronox hired Jean-François Turgeon to serve as its Executive Vice President. In connection with his commencement of employment, Mr. Turgeon was granted a “sign-on” equity grant of 65,000 shares of restricted share units. 32,500 of these units are time-based and will vest in three equal installments on each of January 1, 2015, January 1, 2016 and January 1, 2017. The other 32,500 shares are performance-based units tied to the Company’s TSR and ROCE performance and may vest on January 1, 2017 depending on the extent to which the performance goals have been achieved. Mr. Turgeon received restricted share units rather than restricted shares due to tax rules in Canada requiring shares to be taxed upon grant.

Separation Agreement

On October 6, 2014, Pravindran Trevor Arran resigned as Senior Vice President and President, Mineral Sands Operations, to pursue other interests, effective October 31, 2014. In connection with Mr. Arran’s resignation, Mr. Arran and Tronox Mineral Sands Proprietary Limited, a subsidiary of Tronox Limited, executed a settlement agreement (the “Settlement Agreement”). Pursuant to the terms of the Settlement Agreement, Mr. Arran received a cash payment equal to approximately $2.95 million and accelerated vesting of 36,569 shares of time-based restricted stock and 96,933 stock options.

Deductibility of Executive Compensation

As part of their roles, the HRCC and the Board of Directors review and consider the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless such compensation qualifies for the “performance-based exemption” provided for under Section 162(m). The Board of Directors has determined that it will generally seek to capture the tax deduction for all compensation but may award nondeductible compensation when it believes that doing so would be in the best interests of our Company and shareholders. The Tronox Limited Annual Performance Bonus Plan and the Tronox Limited Management Equity Incentive Plan are intended to provide Tronox with the ability to pay incentive compensation and grant equity awards that are deductible under Section 162(m).

Post Termination and Change in Control

The Australian Corporations Act restricts the benefits that can be given to individuals who hold “managerial or executive office” on cessation of their employment or loss of their office with Tronox Limited or its related bodies corporate. Under the Australian Corporations Act, Tronox Limited (and certain of its affiliates) may give

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a person a benefit in connection with their ceasing to hold managerial or executive office in Tronox Limited or a related body corporate only if the giving of the benefit is approved by shareholders in accordance with the requirements of the Australian Corporations Act or an exemption applies.

In the case of Tronox Limited, a managerial or executive office is an office of director, or any other office or position related to the management of Tronox Limited’s affairs that is held by a person who also holds an office of director of Tronox Limited or a related body corporate.

We will be obligated to make certain payments to our executive officers and/or accelerate the vesting of their equity awards upon a termination of their employment, including termination of their employment in connection with a change in control. For further details on these arrangements, please refer to the sections “—Potential Payments upon Termination” and “—Employment Agreements.”

We offer the benefits provided by the employment agreements, the retirement plans and awards granted under the Tronox Limited Management Equity Incentive Plan upon a change of control in order to be competitive with other employers who provide similar or enhanced benefits and to diminish the potential distraction due to personal uncertainties and risks that are inevitable in a change in control situation or threat. We believe that maintaining such benefits will help keep the management team focused on our performance and the benefit to the shareholders in the event of a change in control.

Report of the Human Resources and Compensation Committee

The HRCC of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the HRCC has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014. This report is provided by the following independent directors, who comprise the HRCC:

Jeffry N. Quinn (Chairman)
Daniel Blue
Wayne A. Hinman
Ilan Kaufthal

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SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2014

The following table sets forth the total compensation for the years ended December 31, 2014, December 31, 2013, and December 31, 2012 for our chief executive officer, our chief financial officer, our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2014, and one previous executive officer who would have been in the three most highly compensated other executive officers if he were still employed.

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($)(9)	Total ($)
Thomas Casey Chief Executive Officer	2014	1,021,808	0	3,141,755	1,286,015	2,066,592	—	974,745	8,490,915
	2013	1,000,001	0	3,304,091	1,256,000	1,501,200	—	888,213	7,949,505
	2012	1,000,001	150,000	2,922,857	0	0	—	1,741,451	5,814,309
Katherine C. Harper Senior Vice President and Chief Financial Officer	2014	494,657	0	544,598	219,724	391,060	—	118,651	1,768,690
	2013	130,335	0	282,375	0	104,259	—	32,949	549,918
Jean-Francois Turgeon Executive Vice President	2014	560,389	0	2,313,309	272,331	504,180		25,921	3,676,130
John D. Romano Senior Vice President and President Pigment & Electrolytic	2014	494,657	0	544,598	219,724	391,060	136,524	147,968	1,934,531
	2013	480,309	0	582,284	601,059	312,777	(78,343)	118,163	2,016,249
	2012	417,547	32,900	524,904	176,294	0	116,042	134,970	1,402,657
Willem Van Niekerk Senior Vice President Strategic Planning & Business Development	2014	492,256	0	541,961	218,654	514,162	—	253,848	2,020,881
	2013	478,587	0	582,284	601,059	311,259	—	174,830	2,148,019
	2012	230,600	17,821	400,751	131,613	0	—	139,161	919,946
Pravindran Trevor Arran Senior Vice President and President, Mineral Sands (8)	2014	409,274	0	544,598	219,724	391,060	—	3,160,280	4,724,937
	2013	482,296	0	582,284	601,059	281,499	—	33,751	1,980,889
(1)	Mr. Turgeon is based in Canada. His pay was converted from Canadian Dollar to U.S. Dollars using the average of the month-end conversion rates for the 12 months, which equaled 1CAD= 0.903108 USD. Mr. Arran was based in South Africa. His pay was converted from South African Rand to U.S. Dollars using the average of the month-end conversion rates for the 12 months, which equaled 1ZAR = 0.092106 USD.
(2)	Mr. Van Niekerk elected to defer 6% of his base salary during 2014 into our Savings Restoration Plan through the deferral program. This amount of $29,539 is included in this table.
(3)	The 2012 bonuses were paid at the discretion of the HRCC and not pursuant to the annual incentive compensation plan.
(4)	Amounts reported in this column represent the aggregate grant date fair value for our shares (without a discount to reflect the risk of some or all of the performance vested shares not vesting) in each respective year computed in accordance with the share-based accounting guidance under ASC Topic 718. Further information regarding the 2014 awards is included in the “Grants of Plan-Based Awards During 2014” and “Outstanding Equity Awards at December 31, 2014” tables appearing later in this proxy statement. Units were granted in 2014 rather than shares to make awards consistent on a global basis. Further details related to these awards can be found in the “Long Term Incentive Plan” section in this proxy statement.
(5)	Amounts reported in this column represent the aggregate grant date fair value for stock options granted in each respective year computed in accordance with the share-based accounting guidance under ASC Topic 718. Further information regarding the 2014 awards is included in the “Grants of Plan-Based Awards During 2014” and “Outstanding Equity Awards at December 31, 2014” tables appearing later in this proxy statement. The 2014 grant date fair value were determined using the

EXECUTIVE COMPENSATION

Black-Scholes option pricing model based on the assumptions set forth in the “Share-based Compensation” discussion in Note 22 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Further details related to these awards can be found in the “Long Term Incentive Plan” section in this proxy statement.

(6)	Amounts reflected in this column represent the incentive compensation earned for each year’s performance against predetermined objectives. Amounts also include payments that were deferred at the election of the NEOs under the terms of the Savings Restoration Plan. For 2014, this includes $78,212 by Ms. Harper and $51,416 by Mr. Van Niekerk.
(7)	Mr. Romano is the only NEO in the Tronox Inc. Retirement plan. The present value of accumulated benefits as of December 31, 2014 was determined using the estimated ASC 715 assumptions in effect on December 31, 2014. The ASC 715 discount rate was 3.75%, which was a decrease from the 2013 rate of 4.50%. The amounts in this column do not reflect amounts actually paid to Mr. Romano for the years reported but rather reflect only the aggregate change in the actuarial present value of Mr. Romano’s accumulated benefit under the pension plan. Our deferred compensation program does not allow for above-market earnings and therefore there is no value included for this amount.
(8)	Ms. Arran separated his service with the company effective October 31, 2014. Amounts shown in this row for 2014 reflect compensation for the period of employment prior to such resignation. Additional information regarding the terms of Mr. Arran’s separation Agreement is provided in the “—Separation Agreement” section in this proxy statement.
(9)	The following table shows the components of “All Other Compensation” in the Summary Compensation Table for the years ended December 31, 2014, December 31, 2013, and December 31, 2012:

ALL OTHER COMPENSATION TABLE

Name	Year	Savings Plan, Discretionary Contribution, and Restoration Plan ($) (1)(2)(3)	Dividends ($) (4)	Other ($) (5)
Thomas Casey	2014	302,761	502,926	169,058
	2013	138,000	639,168	111,045
	2012	372,703	218,952	1,149,796
Katherine C. Harper	2014	71,870	9,584	37,197
	2013	10,054	2,500	20,395
Jean-Francois Turgeon	2014	—	—	25,921
John D. Romano	2014	96,892	37,617	13,459
	2013	61,585	45,100	11,478
	2012	100,441	9,495	25,034
Willem Van Niekerk	2014	96,422	37,617	119,809
	2013	59,413	40,352	75,065
	2012	18,732	4,748	115,681
Pravindran Trevor Arran	2014	26,296	49,877	3,084,107
	2013	28,844	2,381	2,526
(1)	The Company match into the U.S. Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit.
(2)	The Company made a discretionary contribution of 6% of employee’s earnings into the U.S. Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit.
(3)	The Company match into the South African Provident Fund for Mr. Arran was 10% of the employee’s pay. This amount was converted from South African Rand to U.S. Dollars using the average of the month-end conversion rates for the 12 months, which equaled 1ZAR = 0.092106 USD.
(4)	Dividends are paid on outstanding restricted shares at the approved dividend rate and date for all shareholders. For 2014, this rate was $0.25/share per quarter. For restricted share units, dividends are accrued at the same rate and paid at the time that the units vest. Dividends are not included in the grant date fair value calculation in the Summary Compensation Table. Further details regarding number of outstanding shares/units can be found in the Outstanding Equity Awards at December 31, 2014.
(5)	This column reflects all other compensation that is not reported elsewhere. For 2014, these amounts include the following: for Mr. Casey, $62,940 for personal aircraft use valued as the aggregate incremental cost to the Company of a Company-provided aircraft, $50,000 for reimbursement of legal fees related to the negotiation of his 2014 employment contract, $40,029 gross-up payment for the taxes on the legal fees reimbursement, financial counseling, and life insurance premiums paid by the Company; for Ms. Harper, $12,102 in costs related to her relocation to Stamford, Connecticut, $11,469 in gross-up payment for

EXECUTIVE COMPENSATION

the taxes on the relocation costs, $10,000 for financial counseling, and $3,626 for life insurance premiums paid by the Company; for Mr. Turgeon, $13,899 for airfare and related expenses for his wife’s travel and $12,022 in gross-up payment for the taxes on his wife’s travel; for Mr. Romano, $10,000 for financial counseling and $3,459 for life insurance premiums paid by the Company; for Dr. Van Niekerk, $60,000 for housing allowance per his employment agreement, $30,000 for tax assistance payments, $15,489 in gross-up payment for the taxes on his tax assistance payments, $10,000 for financial counseling, life insurance premiums paid by the Company, and wellness program participation reward; and for Mr. Arran, $1,861,852 for cash severance pay in connection with his separation agreement as described above, $884,238 in accelerated restricted shares in connection with his separation agreement as described above, $325,558 in payment of accrued leave pay, financial counseling and life insurance premiums paid by the Company.

GRANTS OF PLAN-BASED AWARDS DURING 2014

The following table provides information on grants of awards to our named executive officers in the fiscal year ended December 31, 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Grant Date Approval (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Thomas Casey	—		772,500	1,545,000	4,635,000	—	—	—	—	—	—	—
	2/10/2014	2/10/2014	—	—	—	—	—	—	142,937	157,407	21.98	4,427,770
Katherine C. Harper	—		174,518	349,036	698,072	—	—	—	—	—	—	—
	2/10/2014	2/10/2014	—	—	—	—	—	—	24,777	26,894	21.98	764,322
Jean- Franciois Turgeon	—		225,000	450,000	900,000	—	—	—	—	—	—	—
	1/1/2014	7/16/2013	—	—	—	8,125	32,500	65,000	32,500	—	—	1,638,325
	2/10/2014	2/10/2014	—	—	—	—	—	—	30,709	33,333	21.98	947,314
John D. Romano	—		174,518	349,036	698,072	—	—	—	—	—	—	—
	2/10/2014	2/10/2014	—	—	—	—	—	—	24,777	26,894	21.98	764,322
Willem Van Niekerk	—		173,671	347,342	694,684	—	—	—	—	—	—	—
	2/10/2014	2/10/2014	—	—	—	—	—	—	24,657	26,763	21.98	760,615
Pravindran Trevor Arran	—		174,518	349,036	698,072	—	—	—	—	—	—	—
	2/10/2014	2/10/2014	—	—	—	—	—	—	24,777	26,894	21.98	764,322
(1)	The HRCC approved grants to all NEOs at its meeting on February 10, 2014. Sign-on grant for Mr. Turgeon was approved during a session of the HRCC on July 16, 2013 when the total compensation package for his offer was approved. The grant was approved to be made effective on his hiring date.
(2)	Amounts in these columns reflect the threshold, target and maximum payout levels for the 2014 annual incentive award. Further details regarding these awards can be found in the section titled “Annual Incentive Plan.”
(3)	Amounts in these columns reflect the threshold, target and maximum amount of performance-based units that were granted to Mr. Turgeon upon hire. Performance-based units are granted for a three-year performance period with the payout determined at the end of the three-year period based on our ROCE and TSR performance against our peers. Further details regarding these grants can be found in the section titled “Long-term Incentive Program.”
(4)	Amounts in this column represent the number of time-based restricted units granted to the NEOs under the equity program. These units vest one-third each year on the anniversary of the grant date. The grant date fair value is the closing price of our Class A Shares on the grant date.
(5)	Amounts in this column represent the number of stock options granted to the NEOs under the equity program. These stock options vest one-third each year on the anniversary of the grant date and expire 10 years from their respective grant dates. The exercise price is the closing price of our Class A Shares on the grant date.
(6)	The amounts in this column have been calculated using the number of restricted units multiplied by the closing price of our common stock on the grant date plus the value of the stock options as determined using a Black-Scholes value for each grant. The Black-Scholes calculation, which is required for financial reporting, is based on the assumptions and methodologies set

EXECUTIVE COMPENSATION

forth in the “Share-based Compensation” discussion in Note 22 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and take into consideration factors including volatility, interest-rate assumptions, life of the award, and dividends. As such, the amounts in this column are based on assumptions and may not reflect the actual economic value a NEO would realize upon exercise. For Mr. Turgeon’s sign-on grant on January 1, 2014, the amounts in this column have been calculated using the target grant amount for TSR performance-based units multiplied by the grant date fair value as determined using a Monte-Carlo simulation plus the number of restricted units and ROCE performance-based units multiplied by the closing price of our common stock on the grant date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table shows the number of shares covered by exercisable and unexercisable options and unvested stock awards owned by our named executive officers on December 31, 2014.

	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas Casey	10/5/2012	0	0	—	—	15,996	381,984	71,983	1,718,954
	2/25/2013	66,666	133,334	19.09	2/25/2023	41,434	989,444	93,226	2,226,237
	2/10/2014	0	157,407	21.98	2/10/2024	142,937	3,413,336	0	0
Katherine C. Harper	9/16/2013	0	0	—	—	3,334	79,616	5,000	119,400
	2/10/2014	0	26,894	21.98	2/10/2024	24,777	591,675	0	0
Jean-Francois Turgeon	1/1/2014	0	0	—	—	32,500	776,100	32,500	776,100
	2/10/2014	0	33,333	21.98	2/10/2024	30,709	733,331	0	0
John D. Romano	6/26/2012	12,463	6,232	25.90	6/26/2022	3,175	75,819	9,465	226,024
	2/25/2013	31,903	63,807	19.09	2/25/2023	8,617	205,774	14,772	352,755
	2/10/2014	0	26,894	21.98	2/10/2024	24,777	591,675	0	0
Willem Van Niekerk	10/26/2012	12,463	6,232	20.64	10/26/2022	3,175	75,819	9,465	226,024
	2/25/2013	31,903	63,807	19.09	2/25/2023	8,617	205,774	14,772	352,755
	2/10/2014	0	26,763	21.98	2/10/2024	24,657	588,809	0	0
Pravindran Trevor Arran	10/26/2012	18,695	0	20.64	1/29/2015	0	—	0	0
	2/25/2013	95,710	0	19.09	1/29/2015	0	—	8,206	195,959
	2/10/2014	26,894	0	21.98	1/29/2015	0	—	0	0
(1)	Option awards generally vest at the rate of one-third per year on the anniversary of the grant date, except for the 2012 awards for Dr. Van Niekerk, which will vest one-third per year beginning on June 26, 2013 and each of the next two years on the same date.
(2)	Time-based awards generally vest at the rate of one-third per year on the anniversary of the grant date, except for the 2012 awards for Dr. Van Niekerk, which will vest one-third per year beginning on June 26, 2013 and each of the next two years on the same date. Performance-based awards vest on the third anniversary of the grant date, except for the 2012 awards for Dr. Van Niekerk, which will vest on June 26, 2015.
(3)	Market value of shares is based on a stock price of $23.88, the closing price of our Class A Shares on December 31, 2014.

EXECUTIVE COMPENSATION

OPTION EXERCISES AND SHARES VESTED DURING 2014

The table below provides information regarding the vesting during 2014 of restricted share/unit awards held by our named executive officers. None of our named executive officers exercised stock options during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Thomas Casey	0	0	347,308	8,615,370
Katherine C. Harper	0	0	1,666	47,631
Jean-Franciois Turgeon	0	0	0	0
John D. Romano	0	0	7,483	180,631
Willem Van Niekerk	0	0	7,483	180,631
Pravindran Trevor Arran (2)	0	0	44,052	1,064,869
(1)	Amounts reflect the closing price of our stock on the date the shares/units vested.
(2)	36,569 of the vested shares for Mr. Arran’s were as a result of his separation from the Company as described in his separation agreement above. The stock options that vested had 90 days to exercise and were not exercised as of December 31, 2014.

Pension Benefits

Mr. Romano is covered by the Tronox Incorporated Retirement Plan. We maintain this Qualified Plan and related trust, which were frozen in April of 2009, for all U.S. employees.

As part of Tronox Incorporated’s separation from Kerr-McGee, it established the retirement plan and the trusts related to our retirement plan and accepted the transfer of assets and liabilities from the corresponding trusts for the Kerr-McGee retirement plans. All employees received credit for their service as Kerr-McGee employees prior to the establishment of our retirement plan.

All amounts set forth in the table below reflect normal retirement benefits that would be paid to each executive officer assuming the executive officer retired at the earliest retirement age that they could receive unreduced benefits (generally age 60).

PENSION BENEFITS AS OF DECEMBER 31, 2014

NAME(a)	PLAN NAME(b)	NUMBER OF YEARS CREDITED SERVICE (c)(#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT (d)($)(2)
John D. Romano	Tronox Incorporated Retirement Plan	20.167	591,632
(1)	The years of credited service is fixed as of the date the plan was frozen in 2009.
(2)	The present value of accumulated benefits for the Tronox Incorporated Retirement Plan as of December 31, 2014 was determined using the estimated ASC 715 assumptions in effect on December 31, 2014. The ASC 715 discount rate was 3.75%.

The lump sum assumption for the Tronox Incorporated Retirement Plan is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period and mortality is based on RP-2014 with the MP-2014 projection scale.

The amounts shown in column (d) are determined according to prescribed SEC assumptions and may not reflect the benefits actually payable from the retirement plan if the named executive had retired during the last fiscal year. The above present values assume that the executive commences his accrued benefits at his earliest unreduced age under the plan provisions in effect at December 31, 2014.

Retirement benefits are calculated based upon years of service and “final average monthly compensation.” For benefits earned prior to January 1, 2009, an employee’s final average monthly compensation is the highest average compensation for any period of 36 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. For benefits earned beginning January 1, 2009, final

EXECUTIVE COMPENSATION

average monthly compensation is the highest average compensation for any period of 60 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. Upon retirement, benefits are payable in a lump-sum or various annuity forms.

Tronox did not pay any retirement benefits to its NEOs in the fiscal year ended December 31, 2014.

Nonqualified Deferred Compensation

All U.S. employees, including our named executive officers, are eligible to participate in our Savings Plan. In addition, we offer a nonqualified deferred compensation plan, known as the Savings Restoration Plan. This plan allows certain employees the ability to defer up to 20% of their base salary and/or their annual incentive award. This plan also provides Company match and profit sharing credits for compensation in excess of the IRS maximum limit. The Company match was 100% up to 6% of employee contributions and the profit sharing match is 6%. All employees hired before January 1, 2012 have immediate vesting into both the Company match and the profit sharing, but for those hired after January 1, 2012 there is a three-year vesting for the profit sharing match. Distributions from the plan for employer contributions will be in the form of a lump sum and paid six months following separation from service. All payments from these plans are made from the general assets of the Company and no special fund or trust has been established for this money.

Employees who elect to defer any of their base salary or annual incentive award have their funds contributed into the Savings Restoration Plan. Employees elect the investment options for this money from the range of investment choices in the Savings Plan, including money market funds, equity funds, and bond funds. Because this is an unfunded plan, the investment elections are used only for the purpose of crediting earnings and determining the future benefit to be received from the plan. Distributions from the plan for employee contributions will be made either as a lump sum at a specified date in the future or upon separation from service.

Mr. Arran is eligible to participate in the Exxaro Pension and Provident Funds. Both of these funds are defined contribution plans. The employee contributes 7% of eligible earnings tax-free to the Pension fund and the Company contributes 10% of eligible earnings tax-free to the Provident Fund. There is no option to withdraw the money until the employee leaves the Company’s employment.

NONQUALIFIED DEFERRED COMPENSATION FOR 2014

Name	Executive Contributions in Last FY (b)($) (1)	Registrant Contributions in Last FY (c)($) (2)	Aggregate Earnings in Last FY (d)($)	Aggregate Withdrawals/ Distributions (e)($)	Aggregate Balance at Last FYE (f)($) (3)
Thomas Casey	300,240	271,561	93,130	0	1,373,073
Katherine C. Harper	0	40,670	1,452	0	42,122
Jean-Francois Turgeon	0	0	0	0	0
John D. Romano	0	65,692	24,153	0	338,044
Willem Van Niekerk	60,665	65,222	12,205	0	206,505
Pravindran Trevor Arran (4)	18,412	26,296	78,474	0	683,391
(1)	Amounts reflected in this column were also included in the Summary Compensation Table as of December 31, 2014 as follows: $300,240 for Mr. Casey was included in the 2013 “non-equity incentive compensation” column, $29,539 for Dr. Van Niekerk was included in the 2014 “salary” column, and $31,126 for Dr. Van Niekerk was included in the 2013 “non-equity incentive compensation” column. All these amounts represent deferrals of pay elected by the NEOs under our Savings Restoration Plan.
(2)	Amounts reflected in this column are also included in the “all other compensation” column in the Summary Compensation Table as of December 31, 2014.
(3)	Amounts in this column include amounts previously included in current or prior year Summary Compensation Tables as follows: for Mr. Casey, $1,020,635; for Ms. Harper, $40,670, for Mr. Romano, $164,412; for Dr. Van Niekerk, $188,474 and, for Mr. Arran, $55,140.

EXECUTIVE COMPENSATION

(4)	Mr. Arran participates in a South African savings plan and all amounts shown are relevant to that plan. Amounts have been converted from South African Rand to U.S. Dollars using the average of the month-end conversion rates for the 12 months, which equaled 1ZAR = 0.092106 USD. The amount of executive contributions is also included in the “salary” column in the Summary Compensation Table as of December 31, 2013.

Employment Agreements

Thomas Casey

On August 14, 2014, Tronox entered into an amended and restated employment agreement (the “Casey Employment Agreement”) with Thomas Casey, the Company’s Chief Executive Officer. The Casey Employment Agreement provides for Mr. Casey to serve as the Chief Executive Officer and Chairman of the Board of Directors and contemplates a term of employment through October 4, 2017, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice. In addition, the Casey Employment Agreement provides for an annual base salary of no less than $1,000,000, which shall be reviewed annually for increase by the HRCC, the entitlement to customary employee benefits, and an annual target bonus opportunity of 150% of base salary with a maximum annual bonus opportunity equal to three times target bonus. In addition, the Casey Employment Agreement provides during the term of his employment for Mr. Casey to receive an annual RSU or restricted share grant (or another form of equity award with an equivalent value) with an aggregate grant date fair value equal to $3.0 million. The Casey Employment Agreement also provides that RSU or restricted share grants will be based on the volume-weighted average closing price over the 30-day period preceding the date of grant. In addition, terms and conditions of grants to Mr. Casey will be determined by the HRCC in accordance with the Tronox Limited Equity Plan.

Katherine C. Harper

Effective August 1, 2013, Tronox entered into an employment agreement with Katherine C. Harper to serve as its Chief Financial Officer. Ms. Harper’s agreement specifies an initial three-year term of employment commencing on September 16, 2013, either party agreeing to provide not less than 30 days written notice if it elects not to renew the agreement at the end of the term. In addition, her agreement provides for an annual base salary of $484,100, which shall be reviewed annually for increase by the HRCC, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary. Ms. Harper’s agreement also provides for an annual equity award with a value at grant equal to 150% of her base salary.

Ms. Harper was awarded an initial sign-on equity award of 10,000 shares with 50% of these shares tied to the achievement of specific performance goals to be measured at the conclusion of an initial three-year performance period and the other 50% being subject to ratable annual time-based vesting over three years.

Jean-Francois Turgeon

Effective August 1, 2013, Tronox entered into an employment agreement with Jean-Francois Turgeon to serve as its Executive Vice President. Mr. Turgeon’s agreement specifies a three-year term of employment commencing on January 1, 2014. In addition, Mr. Turgeon’s agreement provides for an annual base salary of $600,000, which shall be reviewed annually for increase by the HRCC, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of up to 75% of base salary. Mr. Turgeon’s agreement also provides for an annual equity award with a value at grant equal to 150% of his base salary.

Mr. Turgeon was awarded an initial sign-on equity award of 65,000 shares with 50% of these shares tied to the achievement of specific performance goals to be measured at the conclusion of an initial three-year performance period and the other 50% being subject to ratable annual time-based vesting over three years.

Willem Van Niekerk

Effective June 15, 2012, Tronox entered into an employment agreement with Willem Van Niekerk to serve as its Senior Vice President, Strategic Planning & Business Development. Dr. Van Niekerk’s agreement specifies an initial three-year term of employment, with automatic successive one-year renewal periods, unless terminated

EXECUTIVE COMPENSATION

by either party upon at least 90 days advance notice. In addition, his agreement provides for an initial annual base salary of no less than $470,000, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary. Dr. Van Niekerk’s agreement also provides Dr. Van Niekerk with a housing allowance of $5,000 per month. In addition, Dr. Van Niekerk’s agreement provides for Dr. Van Niekerk to receive an annual equity award with a value at grant equal to 150% of his base salary.

John D. Romano

On December 23, 2014, Tronox entered into an amended and restated employment agreement with John D. Romano. This agreement replaced his previous employment agreement. The agreement provides for the continued employment of Mr. Romano as a Senior Vice President for a term beginning on December 23, 2014, and continuing until December 23, 2017, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice.

Mr. Romano’s agreement provides for an annual base salary of no less than $498,623, which shall be reviewed annually for increase by the Board, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary.

Pravindran Trevor Arran

As discussed on page 31, Mr. Arran entered into a separation agreement with the Company on October 6, 2014.

All of the employment agreements with our executive officers include standard language that provides for: (i) general restrictions on the disclosure of confidential information; (ii) an agreement that during their employment and for a period of 12 months thereafter they will not compete with Tronox or solicit Tronox’s employees; and, (iii) a mutual agreement between the employee and Tronox that during their employment and for a period of two years thereafter they will not disparage Tronox or its directors and executive officers, and Tronox will not, and will direct its employees, executive officers and members of the Board of Directors to not, disparage the employee.

Potential Payments upon Termination

We will be obligated to make certain payments to our named executive officers or accelerate the vesting of their equity awards pursuant to the following plans or agreements upon a termination of their employment (and subject to their execution of a release of claims), including termination of their employment in connection with a change in control:

(1)	Employment agreements;
(2)	Our retirement plans; and
(3)	Award agreements issued under the Tronox Limited Equity Plan.

Payments upon Resignation or Termination for Cause

If the named executive officer’s employment is terminated by reason of resignation or termination for cause, the named executive officer will receive: (i) any unpaid annual base salary; (ii) any earned but unpaid bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the named executive officer or their beneficiaries under the then applicable benefit plans of the Company (excluding any severance); and (v) any outstanding amounts owed for reimbursements properly incurred (collectively, “Accrued Benefits”). In the case of Mr. Casey only, such “Accrued Benefits” shall also include any earned but unpaid annual equity award, and any other earned and vested but unpaid cash-based or equity-based incentive compensation award, together with any dividends payable but not yet paid with respect to such award that is a Share Award (as defined in the Tronox Limited Equity Plan).

EXECUTIVE COMPENSATION

Payments Made Upon Termination for Death or Disability

If the named executive officer’s employment is terminated by reason of death or disability, the named executive officer will receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s (except for Mr. Casey) annual bonus in the year of termination based on actual results for such year. In the case of Mr. Casey, the pro rata portion of his annual bonus based on the target bonus for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 18 months (for Mr. Casey) or 12 months following the date of termination; and
(4)	In the case of Mr. Casey only, vesting of all equity based incentive compensation in accordance with the terms of the Casey Employment Agreement.

In addition, if Mr. Casey retires, he will be entitled to accelerated vesting of his equity based compensation in accordance with the terms of the Casey Employment Agreement.

Payments Made Upon Termination without Cause or for Good Reason Not in Connection With a Change in Control

If a named executive officer’s employment is terminated by Tronox without cause or by the named executive officer for good reason and the termination is not made subject to the provisions related to termination in connection with a Change in Control (as defined in the named executive officer’s applicable employment agreement), the named executive named officer will be entitled to receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s (except for Mr. Casey) annual bonus in the year of termination based on the actual results for such year. In the case of Mr. Casey, the pro rata portion of his annual bonus in the year of termination based on the target bonus for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 18 months (for Mr. Casey) or 12 months following the date of termination;
(4)	Either two (2) times (for Mr. Casey) or one (1) times (for all other NEOs) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his or her termination; and
(5)	In the case of Mr. Casey only, vesting of all equity based incentive compensation in accordance with the terms of the Casey Employment Agreement.

Payments Made Upon Termination without Cause or for Good Reason in Connection with a Change in Control

In the event that a named executive officer (other than Ms. Harper or Mr. Turgeon) is terminated within 12 months after a Change in Control other than for cause, death or disability, or if the named executive officer resigns for good reason, such named executive officer will be entitled to receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s (except for Mr. Casey) annual bonus in the year of termination based on the actual results for such year. In the case of Mr. Casey, the pro rata portion of his annual bonus in the year of termination based on the target bonus for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 18 months (for Mr. Casey) or 12 months following the date of termination;

EXECUTIVE COMPENSATION

(4)	Either three (3) times (for the CEO) or two (2) times (for Dr. Van Niekerk and Mr. Romano) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his termination; and
(5)	In the case of Mr. Casey only, vesting of all equity based incentive compensation in accordance with the terms of the Casey Employment Agreement.

Retirement Plans

Executive officers who are eligible under our U.S. Pension Plan will receive benefits upon their termination and achievement of certain age and service requirements. Executive officers could also be eligible for early enhanced retirement benefits in the event that their position is eliminated involuntarily or due to death, Disability or retirement. (See the discussion under U.S. Savings and Retirement Plans for a summary of the U.S. retirement plans.)

Long-Term Incentives

The following definitions apply to the standard 2012 award agreements for the annual grants of equity awards for executives other than for our CEO:

(1)	If the executive officer is involuntarily terminated without Cause or for Good Reason, all unvested stock options and time-based restricted shares/units will vest immediately. All performance-based restricted shares/units will be forfeited. Cause is defined in each employment agreement and generally means that the executive has acted with negligence or engaged in misconduct in connection with the performance of his or her duties; engaged in an act of insubordination; engaged in common law fraud against the Company or its employees; been convicted of, or pleaded nolo contendere to a crime (other than minor traffic violations); acted against the best interests of the Company in a manner that could have a material adverse affect on the financial condition of the Company; or materially breached his or her employment agreement. Good Reason is defined in each employment agreement and generally means any material diminution in the executive’s title, duties or authority; a reduction in the executive’s base salary; the assignment of duties substantially inconsistent with the executive’s status as an executive officer of the Company; any other material breach of his or her employment agreement; or the failure of the Company to obtain the assumption in writing of its obligations under the employment agreement by any successor to all or substantially all of the assets of the Company after a merger, consolidation, sale or similar transaction.
(2)	In the event of a Change in Control, all unvested stock options and all restricted shares/units, including performance-based shares/units, will vest immediately, provided the executive is continuously employed by Tronox or its subsidiaries through the date of such Change in Control.
(3)	If the executive officer is terminated by reason of death or Disability, all unvested stock options and time-based restricted shares/units will vest immediately. All performance-based restricted shares/units will be forfeited.
(4)	If the executive officer terminated for any other reason, all unvested shares will be forfeited upon termination.

At the December 2012 HRCC meeting, terms and conditions for awards beginning in 2013 were changed to be more competitive with other companies and apply to all our executive officers except for our CEO as follows:

(1)	If the executive officer is involuntarily terminated without Cause or for Good Reason, all unvested stock options and time-based restricted shares/units will be prorated for time worked and vest immediately. All performance-based restricted shares/units will be prorated for time worked and will vest at the end of the original three-year vesting period.

EXECUTIVE COMPENSATION

(2)	In the event of a Change in Control, all unvested stock options and all restricted shares/units, including performance-based shares/units, will vest immediately, provided the executive is continuously employed by Tronox or its subsidiaries through the date of such Change in Control.
(3)	If the executive officer is terminated by reason of death or Disability, all unvested stock options and all restricted shares/units will vest immediately.
(4)	If the executive officer terminated for any other reason, all unvested shares will be forfeited upon termination.

Under the terms of our CEO’s amended and restated employment agreement dated August 14, 2014, if the executive’s employment is terminated as a result of the executive’s death, disability, or retirement, then all share options and all restricted shares/units will vest immediately. If the Company terminates the CEO’s employment other than for cause or the executive terminates his employment for good reason, then a) all share options and time-based restricted shares/units will vest immediately and b) performance-based restricted shares/units will be prorated for time worked and vest immediately as if target levels of performance had been achieved.

Calculation of Total Amounts Payable upon Termination

The following table provides the amount of compensation payable to each named executive officer upon various termination reasons. Except as noted, the amounts shown below assume that such termination was effective as of December 31, 2014, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that named executive officer’s termination. Mr. Arran was not serving as an executive officer as of December 31, 2014. The benefits that were payable to Mr. Arran upon his termination of employment are described in “—Separation Agreement.”

EXECUTIVE COMPENSATION

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2014 (1)

Name	Type of Payment or Benefit	Voluntary Resignation ($)	Death or Disability ($)	Involuntary Not for Cause Termination or Termination for Good Reason ($)	Termination Resulting from a Change in Control (CIC) ($)
Thomas Casey	Cash Compensation
	Cash Severance (2)	—	—	5,150,000	7,725,000
	Accrued Sick & Vacation Pay (3)	408,038	408,038	408,038	408,038
	Accrued Target Bonus (4)	—	1,545,000	1,545,000	1,545,000
	Equity
	Restricted Shares/Units (5)	—	8,729,955	7,386,709	8,729,955
	Stock Options (6)	—	937,743	937,743	937,743
	Medical Benefits (7)		15,597	15,597	15,597
	Total	408,038	11,636,333	15,443,087	19,361,333

Katherine C. Harper	Cash Severance
	Cash Severance (8)	—	—	847,659	847,659
	Accrued Sick & Vacation Pay (3)	89,177	89,177	89,177	89,177
	Accrued Target Bonus (4)	—	349,036	349,036	349,036
	Equity
	Restricted Shares/Units (9)	—	790,691	224,018	790,691
	Stock Options (6)	—	51,099	14,193	51,099
	Medical Benefits (7)	—	—	10,257	10,257
	Total	89,177	1,280,003	1,534,340	2,137,919

Jean-Francois Turgeon	Cash Severance
	Cash Severance (8)	—	—	1,050,000	1,050,000
	Accrued Sick & Vacation Pay (3)	80,769	80,769	80,769	80,769
	Accrued Target Bonus (4)	—	450,000	450,000	450,000
	Equity
	Restricted Shares/Units (9)	—	2,285,531	721,081	2,285,531
	Stock Options (6)	—	63,333	17,592	63,333
	Medical Benefits (7)	—	—	17,940	17,940
	Total	80,769	2,879,633	2,337,382	3,947,573

John D. Romano	Cash Severance
	Cash Severance (8)	—	—	847,659	1,695,318
	Accrued Sick & Vacation Pay (3)	533,143	533,143	533,143	533,143
	Accrued Target Bonus (4)	—	349,036	349,036	349,036
	Equity
	Restricted Shares/Units (9)	—	1,226,023	541,455	1,452,047
	Stock Options (6)	—	356,734	141,535	356,734
	Pension Plan (10)	399,515	399,515	399,515	399,515
	Medical Benefits (7)	—	—	17,469	26,204
	Total	932,658	2,864,451	2,829,812	4,811,997

Willem Van Niekerk	Cash Severance
	Cash Severance (8)	—	—	843,545	1,687,090
	Accrued Sick & Vacation Pay (3)	80,394	80,394	80,394	80,394
	Accrued Target Bonus (4)	—	347,342	347,342	347,342
	Equity
	Restricted Shares/Units (9)	—	1,223,157	540,667	1,449,182
	Stock Options (6)	—	356,485	141,467	356,485
	Medical Benefits (7)	—	17,296	17,296	25,944
	Total	80,394	2,024,674	1,970,711	3,946,437

EXECUTIVE COMPENSATION

(1)	Dr. Van Niekerk is our only NEO who meets the age and service requirements (age 55 and 10 years) for early retirement. However, there are no special provisions in his employment agreement or in the equity plan agreements that would provide for any additional payments due under early retirement other than what he would receive for voluntary resignation. Therefore no details are provided for this type of termination.
(2)	Cash Severance is based on annual rate of pay plus annual target bonus. For Mr. Casey, this amount is two times base salary plus target bonus for Involuntary Not for Cause Termination and three times base salary plus target bonus for Termination Resulting from a Change in Control.
(3)	Per each NEO’s employment agreement, accrued vacation and sick leave balances will be paid out upon termination.
(4)	Accrued Bonus is defined as the prorated incentive amount due for performance up to the date of termination. For the examples, this amount is shown at target amounts for the full calendar year; however, in the event of a termination, actual payment will be based on actual time worked and actual performance results for the Company.
(5)	The treatment of Mr. Casey’s Restricted Shares is set forth in his restated employment agreement. For termination due to death or Disability or in the event of a Change in Control, all outstanding restricted shares/units including performance-based shares will vest immediately. For Involuntary Not for Cause Terminations, all outstanding time-based restricted shares/units will vest immediately but performance-based shares will be prorated for time worked since date of grant. Amounts are calculated using December 31, 2014 NYSE closing price of our stock of $23.88 and performance-based shares are calculated using target amounts.
(6)	All stock options vest immediately per Mr. Casey’s restated employment agreement for terminations due to death, Disability, Involuntary Not for Cause Terminations, Termination for Good Reason, and in the event of a Change in Control.
(7)	Medical benefits include medical, dental, and vision coverage through COBRA paid for by the Company.
(8)	Cash Severance is based on annual rate of pay plus annual target bonus. For Ms. Harper and Mr. Turgeon, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination. For Mr. Romano and Dr. Van Niekerk, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination and two times base salary plus target bonus for Termination Resulting from a Change in Control.
(9)	The treatment of the Restricted Shares/units for the NEOs other than Mr. Casey is based on their award agreements. For death and Disability, all outstanding time-based shares/units will vest immediately; however performance shares/units will be forfeited if granted prior to 2013. For Involuntary Not for Cause Terminations, time-based shares/units granted prior to 2013 will vest immediately and those granted beginning in 2013 will be prorated for time-worked. For performance-based awards granted prior to 2013, all shares/units will be forfeited upon Involuntary Not for Cause Termination but shares/units granted beginning in 2013 will be prorated for time-worked. In the event of a Change in Control, all outstanding shares/units including performance-based awards will vest immediately. Amounts are calculated using December 31, 2014 NYSE closing price of our stock of $23.88 and performance-based awards are calculated using target amounts.
(10)	Pension benefits are calculated as the lump-sum walk-away value under the U.S. Pension Plan. The lump-sum assumption is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period.

2014 Non-Employee Director Compensation

At its June 26, 2012 board meeting, the Board of Directors approved the compensation for the directors of Tronox. Under this policy, all non-employee directors are entitled to an annual cash retainer of $75,000 for service on the Board of Directors payable quarterly in arrears, plus additional cash compensation payable quarterly in arrears as follows:

•	A non-executive chairman of the Board of Directors will receive an additional annual retainer of $50,000* ;
•	The chairman of the audit committee will receive an additional annual retainer of $50,000;
•	The chairman of the human resources and compensation committee will receive an additional annual retainer of $20,000;
•	The chairman of the corporate governance committee or any other committee established by the Board of Directors, respectively, will receive an additional annual retainer of $20,000; and
•	A committee member of each of the audit committee, human resources and compensation committee, corporate governance committee, or any other committee established by the Board of Directors, respectively, who is not serving as chairman of such committee, will receive an additional annual retainer of $15,000.

*	Mr. Casey, as Executive Chairman, is compensated per the terms of his employment agreement and does not receive the $50,000 retainer.

EXECUTIVE COMPENSATION

Additionally, non-employee directors will be entitled to receive an annual grant of time based restricted shares under the Tronox Limited Equity Plan with a fair-market value at grant equal to $150,000, determined by dividing $150,000 by the ten (10) day average closing price for the Company’s shares for the first 10 business days in that calendar year and rounding down to the nearest full share. This award will vest ratably over a three-year period on each of the first three anniversaries of the date of the grant. Unvested awards will be forfeited upon termination except that in the case of a qualified change of control the awards will immediately become vested.

The following table sets forth the total compensation for the year ended December 31, 2014 paid to or earned by our non-employee directors during 2014.

DIRECTOR COMPENSATION FOR 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Andrew P. Hines	125,000	143,240	14,369	282,609
Daniel Blue	120,000	143,240	14,369	277,609
Ilan Kaufthal	120,000	143,240	14,369	277,609
Wayne A. Hinman	110,000	143,240	14,369	267,609
Jeffry N. Quinn	95,000	143,240	14,369	252,609
Peter Johnston	90,000	143,240	14,369	247,609
Wim de Klerk (3)	0	143,240	4,292	147,532
Sipho Nkosi (3)	0	143,240	4,292	147,532
(1)	Amounts reported in this column represent the aggregate grant date fair value for restricted shares/units granted to each director computed in accordance with the share-based compensation accounting guidance under ASC Topic 718. Each director received a grant of 6,461 restricted shares/units valued at the NYSE closing price of January 30, 2014 of $22.17. Each of the directors held 13,404 restricted shares/units as of December 31, 2014.
(2)	Amounts in this column represent dividend payments on restricted shares at the approved dividend rate for all shareholders. For 2014, this rate was $0.25/share/quarter. Messrs. de Klerk and Nkosi accrue dividends on their restricted units which are paid upon vesting. Dividends are not included in the grant date fair value calculation for time-based shares.
(3)	Messrs. de Klerk and Nkosi are not directly paid fees for their service as directors. Instead, Exxaro was paid $150,000 for their services. They are eligible to receive directly the long-term incentive grants that are awarded to each director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the transaction with Exxaro, the Company maintains multiple transition services agreements, which amounted to $3 million during 2014. In order to effectively transition certain corporate functions following the closing of the transaction, the Company identified certain services that Exxaro could continue to perform on behalf of the Company on a temporary basis. These services include tax preparation assistance, information technology services, and research and development services. Additionally, we have a professional service agreement with Exxaro related to the Fairbreeze construction project, which amounted to $3 million during 2014.

The Company has adopted a written Related Person Transaction Policy that is administered by the Corporate Governance Committee. A copy of the Company’s Related Person Transaction Policy can be found on the Company’s website, http://www.tronox.com.

The Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Related persons subject to the policy include executive officers, directors, nominees for election as a director, owners of more than 5% of our total equity, and any members of the immediate family of any of the foregoing persons. The Policy also applies in respect of transactions which would involve the Company giving a financial benefit to related parties where, under the related party transaction provisions of Australia’s Corporations Act, the benefit could be given only with shareholder approval. Under the Policy, Company management determines whether a transaction requires review by the Committee, and transactions requiring review are referred to the Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company. The Policy also contains a list of certain categories of related person transactions that are pre-approved under the Policy, and therefore need not be brought to the Committee for further approval, unless the transaction would require shareholder approval under Australia’s Corporations Act. If the Company becomes aware of an existing transaction with a related person that has not been approved under this Policy, the matter is referred to the Committee. The Committee then evaluates all options available, including ratification, revision or termination of such transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC and NYSE an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2014 all of our covered officers and directors filed the required reports on a timely basis under Section 16(a), except that due to inadvertent errors, certain reports and transactions were not timely filed. The number of late reports and transactions are as follows: Richard Muglia (1 report, 1 transaction). The late reported transaction was grants of restricted shares and options pursuant to the Company’s executive equity incentive plan.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2014 and the independent registered public accounting firm’s report on those financial statements and report on the Company’s internal control over financial reporting, with our management and with PwC our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with PwC the matters required to be discussed under Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Consistent with its charter, the Audit Committee has evaluated PwC’s qualifications, performance, and independence, including that of the lead audit partner. In addition, PwC has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

AUDIT COMMITTEE

Andrew P. Hines (Chair)
Daniel Blue
Ilan Kaufthal

PROPOSAL 2—RATIFICATION OF EXISTING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm.

The accounting firm of PwC has been selected as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015. Although the selection of PwC does not require ratification, the Board of Directors has directed that the appointment of PwC be submitted to the shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance. A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm.

The accompanying proxy will be voted for the ratification of PwC as the Company’s independent registered public accounting firm.

The Board of Directors Recommends a Vote For the Proposal.

Independent Registered Public Accounting Firm

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by Grant Thornton and PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and 2014, respectively, and fees billed for other services rendered by Grant Thornton and PwC during those periods:

	2013	2014 (5)
Audit Fees (1)	$4,127,163	$9,613,935
Audit Related Fees (2)	0	0
Tax Fees (3)	0	$1,309,864
All Other Fees (4)	0	0
Total Fees	$4,127,163	$10,923,799
(1)	Fees for professional services performed for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements. 2014 audit fees include PwC first year integrated audit engagement, including its procedures over internal control over financial reporting.
(2)	Fees for services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This may include employee benefit and compensation plan audits, any acquisition-related audit work, and attestations that are required by statute or regulation.
(3)	Fees for professional services performed with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and consolidated subsidiaries, refund claims, payment planning and tax audit assistance.
(4)	Fees for other permitted work performed that does not fall within the categories set forth above.
(5)	In addition to the 2014 audit fees noted above, Grant Thornton billed 2014 audit and review fees totaling $248,983.

PROPOSAL 2—RATIFICATION OF EXISTING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

All audit and non-audit services provided by PwC to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:

•	The service is one of a set of permitted services that the independent registered public accounting firm is allowed to provide; and
•	The services must be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit.

All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

In accordance with Section 14A of the Exchange Act and Section 951 of the Dodd-Frank Act, we are asking shareholders to approve the following non-binding advisory resolution at the Annual General Meeting to approve the compensation of our named executive officers (“say-on-pay”), which is described in this proxy statement:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.”

The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed an executive compensation program based on the following principles:

•	Paying for performance—A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.
•	Alignment with the interests of shareholders—Equity awards align our executives’ financial interests with those of our shareholders by providing value to our executives if the market price of our shares increase.
•	Attracting and retaining top talent—The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.

For a detailed description of our executive compensation policies and programs and how they are designed to motivate superior performance, we urge shareholders to read “—Compensation Discussion and Analysis” in this proxy statement. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices as described in this proxy statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the Human Resources and Compensation Committee value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

The accompanying proxy will be voted in favor of the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as stated in the above advisory resolution, unless the shareholder indicates to the contrary on the proxy.

Our Board of Directors recommends a vote FOR the above advisory resolution approving the compensation paid to our named executive officers, as disclosed in this proxy statement.

ADDITIONAL INFORMATION

SOLICITATION OF PROXIES

The Proxy accompanying this proxy statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will bear the cost of solicitations and the fees related to the solicitation of proxies.

AUDITORS

Representatives of PwC, independent registered public accountants for the Company for fiscal 2014, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2016 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s 2016 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our Secretary at the address provided below no later than the close of business (5:00 p.m., U.S. Eastern Daylight Time) on January 7, 2016.

Should an eligible shareholder or shareholders desire to nominate a candidate for director or propose any other business at the 2016 Annual Meeting outside of the process for inclusion of such nomination or proposal in the Proxy Statement, such shareholder must give us timely written notice. As required under the Constitution, to be timely for the 2016 Annual Meeting, a shareholder’s notice of a director nomination must be delivered to our Secretary at the address provided below not earlier than the 120th day, nor later than the 90th day before the anniversary of the date of the 2015 Annual Meeting. As a result, any nomination given by a shareholder pursuant these provisions of our Constitution (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m. U.S. Eastern Daylight Time) on December 8, 2015, and no later than the close of business (5:00 p.m., U.S. Eastern Daylight Time) on January 7, 2016, unless our 2016 Annual Meeting date occurs more than 30 days before or 70 days after May 20, 2016. In that case, notice of the nomination must be received by our Secretary not earlier than close of business on the 120th day before the 2015 Annual Meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2016 Annual Meeting, or (ii) the 10 th day following the day on which Tronox first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Shareholders shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above. The shareholder’s nomination must comply with applicable laws and the Constitution, which is available to shareholders free of charge upon request to our Secretary at the address provided below. The Constitution is also available on our website at www.tronox.com.

Under the Australian Corporations Act, (i) shareholders of Tronox holding at least 5% of the votes that may be cast on the resolution, or (ii) at least 100 shareholders entitled to vote at a general meeting may give notice to Tronox proposing a resolution for consideration at the next general meeting that occurs more than two months after the notice is given. Under Australian law, the Board of Directors can refuse to place a resolution on the agenda at a meeting in certain circumstances, for example if the matter is not a matter for proper shareholder action because it concerns a matter exclusively vested in the Board of Directors.

Notice of intention to submit a nomination or other proposal at the 2016 Annual Meeting and any request for a copy of the Constitution must be addressed to the Company Secretary at Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

ADDITIONAL INFORMATION

OTHER MATTERS

If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

Under the Australian Corporations Act, a person appointed as a proxy must not vote, on the basis of that appointment, on a resolution connected directly or indirectly with the remuneration of a member of the key management personnel for the company if, (i) the person is a member of the key management personnel; and (ii) the appointment does not specify the way to vote on the resolution. This prohibition does not apply to the chairman of the meeting, where the proxy appointment expressly authorizes the chairman of the meeting to exercise an undirected proxy.

HOUSEHOLDING AND COMBINING ACCOUNTS

Each registered shareholder (those that own shares in their own name on the books of our transfer agent) will receive one copy each of this proxy statement per account, even if at the same address.

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple shareholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to: 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or 1 Brodie Hall Drive, Technology Park, Bentley, Western Australia, Australia, 6102 or fax a request to +1 (203) 705-3703 (USA), or +61 (0) 8 9 365-1390 (Australia). If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

WHERE YOU CAN FIND MORE INFORMATION

Our public internet site is http://www.tronox.com. We make available free of charge, on or through the investor relations section of our internet site, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for the Company’s Audit Committee, Human Resources and Compensation Committee and Corporate Governance Committee. Copies of these charters and our Corporate Governance Guidelines and Code of Business Conduct and Ethics governing our directors, officers and employees are also posted on our website in the “Corporate Governance” section. Copies of these documents may be requested in print, at no cost, by telephone at +1 (203) 705-3800 or by mail at Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA, Attention: Investor Relations. The information included on the website is not incorporated by reference into this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Richard L. Muglia
Senior Vice President,
General Counsel and Secretary

April 13, 2015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., U.S. Eastern Daylight Time, Tuesday, May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., U.S. Eastern Daylight Time, Tuesday, May 19, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA. Proxy cards may also be returned to 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA or 1 Brodie Hall Drive, Technology Park, Bentley, Western Australia 6102, Australia. All mailed votes must be received prior to 11:59 P.M., U.S. Eastern Daylight Time, Tuesday, May 19, 2015.

VOTE BY FAX
Mark, sign and date your proxy card and fax it up until 11:59 P.M., U.S. Eastern Daylight Time, Tuesday, May 19, 2015, to +61(0) 89365-1390 (Australia) or +1(203) 705-3703 (United States).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECOR
M70609-P46925 DS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRONOX LIMITED

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Annual General Meeting to be held at 9:00 A.M., U.S.Eastern Daylight Time, Wednesday, May 20, 2015	☐	☐	☐	____________________

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1. Election of Class A Directors (holders of Class A Shares Only)

01)	Thomas Casey	04)	Peter Johnston
02)	Andrew P. Hines	05)	Ilan Kaufthal
03)	Wayne A. Hinman	06)	Jeffry N. Quinn

	For	Against	Abstain
2. To ratify the appointment of the Company's independent registered public accounting firm, who will serve until such accounting firm resigns or is removed.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers (the "Say-on-Pay").	☐	☐	☐

Important note for proposal 3:

If you appoint the Chairman of the Annual General Meeting your proxy and you do not direct the Chairman how to vote as your proxy on proposal 3, you expressly authorize the Chairman of the meeting to vote as your proxy even if the resolution is connected directly or indirectly with the remuneration of a member of the key management personnel of Tronox Limited.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

If the form is signed on your behalf under a power of attorney, please attach a certified photocopy of the power of attorney when you return this form.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date